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Pacific Sunwear of California, Inc.

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3450 East Miraloma Avenue
Anaheim, California 92806

May 2, 2011

Dear Shareholders:

You are cordially invited to attend the 2011 annual meeting of shareholders of Pacific Sunwear of California, Inc. to be held on Wednesday, June 1, 2011 at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806, beginning at 9:00 a.m. local time.

At this meeting, you are being asked to (i) elect two directors for a three-year term, (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012, (iii) vote on an advisory (non-binding) resolution regarding the compensation of our named executive officers, and (iv) vote on an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held every one, two or three years.

The members of the Board and management look forward to personally greeting as many shareholders as possible at the annual meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting.

Although you presently may plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card or submit your proxy electronically over the Internet or by telephone. If you attend the annual meeting and wish to vote in person, you may withdraw your proxy and do so at that time.

Sincerely,

Gary H. Schoenfeld
President, Chief Executive Officer and Director

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 1, 2011

The 2011 annual meeting of shareholders of Pacific Sunwear of California, Inc., a California corporation (the “Company”), will be held at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806, on Wednesday, June 1, 2011, at 9:00 a.m. local time, for the following purposes:

(1) To elect two members of the Board of Directors to serve as Class I directors each for a three-year term, until their successors are duly elected and qualified. The Board’s nominees for election as Class I directors whose term will expire at the 2014 annual meeting of shareholders are Gary H. Schoenfeld and Thomas M. Murnane;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012;

(3) To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;

(4) To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held every one, two or three years; and

(5) To transact such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

These items of business, including the Board’s nominees for directors, are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 8, 2011 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Craig E. Gosselin
Senior Vice President, General Counsel and
Human Resources, and Secretary

Anaheim, California
May 2, 2011

YOUR VOTE IS IMPORTANT

No matter how many shares you owned on the record date, please indicate your voting instructions on the enclosed proxy card. Please date, sign and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. You may also submit your proxy electronically over the Internet or by telephone. In order to avoid the additional expense to the Company of further solicitation, we urge you to promptly mail in your proxy card or submit your proxy over the Internet or by telephone whether or not you expect to attend the annual meeting in person.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 1, 2011

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors of Pacific Sunwear of California, Inc. (the “Company”) for use at the Company’s 2011 annual meeting of shareholders to be held on Wednesday, June 1, 2011, at 9:00 a.m. local time, at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about May 2, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 1, 2011. This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, are available on the Internet at www.pacsun.com/proxy.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	Why am I receiving these proxy materials?

A:	The Company has made these materials available to you in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2011 annual meeting of shareholders, to be held on Wednesday, June 1, 2011, at 9:00 a.m. local time, at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806. You are invited to attend the 2011 annual meeting of shareholders and are requested to vote on the proposals described in this Proxy Statement.

Q:	What is being voted on?

A:	(1) The election of two directors to serve on the Board as Class I directors for a three-year term expiring at the 2014 annual meeting of shareholders (Proposal 1);

(2) The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012 (“fiscal 2011”) (Proposal 2);

(3) To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (Proposal 3); and

(4) To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held every one, two or three years (Proposal 4).

We will also transact such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

Q:	How does the Board recommend I vote on these proposals?

A:	The Board recommends a vote FOR each of the Board’s nominees for director listed in this Proxy Statement (FOR the nominees named in Proposal 1), FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011 (FOR Proposal 2), FOR the proposal regarding an advisory vote on named executive officer compensation (FOR Proposal 3), and THREE YEARS for the proposal regarding an advisory vote on the frequency of the advisory vote on named executive officer compensation (THREE YEARS on Proposal 4).

Q:	Who is entitled to vote?

A:	The record date for the annual meeting is April 8, 2011. Holders of record of the Company’s common stock as of the close of business on that date are entitled to vote at the annual meeting.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares and the proxy materials and proxy card are being sent directly to you by the Company. As the shareholder of record, you may complete, sign and date the enclosed proxy card and return it in the pre-paid envelope, submit your proxy electronically over the Internet or by telephone by following the instructions included on the enclosed proxy card, or attend and vote in person at the annual meeting.

If, like most shareholders, your shares are held through a broker, bank or other nominee (that is, in “street name”) rather than directly in your name, the proxy materials are being forwarded to you by your broker, bank or other nominee together with a voting instruction card. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You should follow the instructions included on the voting instruction card you receive in order to instruct the broker, bank or other nominee how to vote the shares. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

Q:	What do I need for admission to the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a shareholder of record as of the close of business on April 8, 2011, or you were a beneficial owner as of the close of business on April 8, 2011 and you hold a valid legal proxy for the annual meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the annual meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Company common stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your valid legal proxy and photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive a proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please follow the voting procedures included with each proxy card and voting instruction card you receive.

Q:	Can I revoke my proxy?

A:	Yes. Any shareholder of record has the power to revoke his or her proxy at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company at the Company’s principal office, by submitting a valid proxy bearing a later date using one of the alternatives described above under “How can I vote my shares,” or by attending the annual meeting and voting in person. However, your mere presence at the annual meeting, without voting in person, will not, by itself, revoke your proxy. For shares held in street name, you may revoke a proxy by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a valid legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares can vote?

A:	As of the close of business on the record date of April 8, 2011, there were 66,243,970 shares of common stock of the Company issued and outstanding. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote on each matter to be voted upon.

Q:	How is a quorum determined?

A:	A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of a majority of the shares of the Company’s common stock entitled to be voted will constitute a quorum. As of the close of business on the record date, there were 66,243,970 shares of common stock of the Company outstanding and entitled to vote. Therefore, in order for a quorum to exist, 33,121,986 shares must be represented by shareholders present at the meeting or by proxy. The election inspector will treat abstentions and shares referred to as “broker non-votes” (that is, shares held by brokers as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	The Company has adopted a majority vote standard for the election of directors. Under this vote standard, the two Class I director nominees will be elected if each nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting, provided that the shares voting affirmatively also constitute a majority of the required quorum. The majority vote standard is discussed further under the Section entitled “Proposal 1 Election of Directors.”

The proposals to ratify the appointment of the Company’s independent registered public accounting firm (Proposal 2) and on the advisory vote on the compensation of our named executive officers (Proposal 3) require that holders of a majority of the shares represented and voting at the annual meeting, either in person or by proxy, must vote in favor of the proposal. The proposal on the advisory vote on frequency of the advisory vote on executive compensation (Proposal 4) will be determined by a plurality of votes cast.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of each of the proposals at the meeting (other than with respect to the election of directors), abstentions will have no effect on the outcome of the vote. In the election of directors, abstentions and broker non-votes will have no effect on whether a nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting. However, because the election of directors also requires the affirmative vote of a majority of the shares required to constitute a quorum, abstentions and broker non-votes with respect to this proposal could prevent the election of a director because they do not count as affirmative votes.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not submit any voting instructions to your broker, the broker is entitled to vote your shares on “routine” items, such as the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 2. However, the election of directors (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 3) and the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal 4) are considered “non-routine” items and brokers will not be permitted to vote shares held by a beneficial owner with respect to such Proposals. Accordingly, if your shares are held in a brokerage account and you do not submit voting instructions to your broker, your shares may constitute broker non-votes with respect to Proposals 1, 3 and 4. In that event, your shares will be treated as not present and not voting with respect to Proposals 1, 3 and 4, although they will count for purposes of determining whether a quorum exists.

We urge you to submit instructions to your broker so that your votes will be counted on all matters at the meeting. You should vote your shares by following the instructions provided on the voting instruction card and returning your voting instruction card to your broker to ensure that your shares are voted on your behalf.

Q:	How will shares be voted if a shareholder returns a blank proxy card?

A:	If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wants to vote, the election inspector will count that proxy as a vote FOR each of the Board’s nominees for director listed in this Proxy Statement (FOR the nominees named in Proposal 1), FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011(FOR Proposal 2), FOR the proposal regarding an advisory vote on the compensation of our named executive officers

(FOR Proposal 3), and THREE YEARS for the proposal regarding an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (THREE YEARS on Proposal 4).

Q:	How will voting on any other business be conducted?

A:	Although the Board of Directors does not know of any business to be considered at the annual meeting other than the proposals described in this Proxy Statement, if any other business comes before the annual meeting, a shareholder’s validly submitted proxy gives discretionary authority to the “proxies” named in the enclosed proxy card, Craig E. Gosselin and Michael Kaplan, to vote on those matters according to their best judgment.

Q:	Who will bear the costs of this solicitation?

A:	The expense of soliciting proxies will be borne by the Company. The Company will solicit proxies principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting?

A:	Yes. Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2012 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Commission (“SEC”). To be eligible for inclusion, shareholder proposals must be received no later than December 29, 2011, and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be sent to Craig E. Gosselin, the Company’s Secretary, at 3450 East Miraloma Avenue, Anaheim, California 92806.

In addition, if you intend to nominate persons for election to the Board of Directors at our 2012 annual meeting or if you wish to present a proposal at our 2012 annual meeting but you do not intend to have it included in our 2012 proxy statement, you must deliver written notice of your nomination or proposal to Craig E. Gosselin, the Company’s Secretary, at the above address no earlier than February 2, 2012, and no later than March 3, 2012 (provided, however, that if the 2012 annual meeting of shareholders is held earlier than May 2, 2011 or later than August 10, 2012, your written notice must be received no earlier than the close of business on the 120th day prior to the date of the 2012 annual meeting of shareholders and no later than the close of business on the later of the 90th day prior to the date of the 2012 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2012 annual meeting of shareholders is first made). Your written notice must contain the specific information set forth in Section 11 of the Company’s Bylaws. Director nominations or proposals that are not submitted within the deadlines specified above and do not satisfy the other requirements specified in the Company’s Bylaws will not be acted upon at the 2012 annual meeting.

Q:	How do I obtain a separate set of proxy materials if I share an address with other shareholders?

A:	As permitted by applicable law, only one copy of the proxy materials, which include this Proxy Statement and the 2010 Annual Report, is being delivered to shareholders with the same last name residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy materials. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you are a shareholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of this Proxy Statement and/or the 2010 Annual Report, or if you desire to receive a separate Proxy Statement and/or annual report in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request by mail to: Investor Relations, Pacific Sunwear of California, Inc., 3450 East Miraloma Avenue, Anaheim, California 92806, or by telephone at (714) 414-4000.

If you hold your shares in street name, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement and/or the 2010 Annual Report. You may contact your broker, bank or other nominee directly if you wish to receive multiple copies of proxy materials in the future if you reside at the same address as another shareholder and only one copy was delivered to you.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the authorized number of directors of the Company shall not be less than five or more than nine until changed by amendment of the Articles of Incorporation or by a Bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed by amendment of the Bylaws duly adopted either by the Board of Directors or the shareholders. The exact number of authorized directors as of the date of this Proxy Statement is nine.

The Company’s Bylaws provide that, in the event the number of directors is fixed at nine or more, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Currently, the Class I directors are Gary H. Schoenfeld and Thomas Murnane; the Class II directors are Brett Brewer, Peter Starrett and Grace Nichols; and the Class III directors are William C. Cobb, George Mrkonic and Michael Goldstein. There is one vacancy in Class I. Additionally, William C. Cobb has advised us that, in connection with his recent appointment as President and Chief Executive Officer of H&R Block, Inc., he will resign from the Board effective as of June 1, 2011. Once Mr. Cobb’s resignation becomes effective on June 1, 2011, there will be a second vacancy on the Board. The Board has been seeking candidates to recommend to fill the existing vacancy on the Board, and will expand the search to find candidates to recommend to fill the second vacancy created by Mr. Cobb’s resignation. The Board can give no assurance as to when either vacancy will be filled.

At the annual meeting, shareholders will be asked to elect two members of the Board of Directors to serve as Class I directors. Proxies with respect to the election of directors may be submitted with respect to no more than two director nominees. Gary H. Schoenfeld and Thomas Murnane are the Board’s nominees for election to the Board of Directors as Class I directors each for a three-year term expiring at the 2014 annual meeting of shareholders and until their successors are duly elected and qualified. Each of the Class I nominees is currently serving as a director of the Company and was elected to the present term of office by shareholders of the Company at the 2010 annual meeting of shareholders.

The accompanying proxies solicited by the Board of Directors will be voted FOR the election of the Company’s two nominees named below, unless the proxy is marked to withhold authority to vote or abstain.

The Company’s nominees for election as directors are:

Class	Nominee	Term

I	Gary H. Schoenfeld	Three-year term expiring at the 2014 annual meeting of shareholders
I	Thomas M. Murnane	Three-year term expiring at the 2014 annual meeting of shareholders

Each of the Class I nominees has agreed to serve as a director if elected and has consented to be named in this Proxy Statement. If either of the nominees should become unavailable for election to the Board of Directors, the persons named as proxy holders in the proxy or their substitutes may vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

Vote Required for Election of Directors

For the purpose of electing directors, each shareholder is entitled to one vote per share for each of the two directors to be elected. The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. This means that in an election where the Board of Directors determines, at the expiration of the time fixed under the applicable provisions of the Company’s Bylaws requiring advance notification of director nominations, that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors if the nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting, provided that the shares voting affirmatively also constitute a majority of the required quorum.

The majority voting standard does not apply, however, if the Board of Directors determines that the number of candidates for election exceeds the number of directors to be elected by the shareholders at that election. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting, up to the number of directors to be elected by those shares, would be elected as directors. Because the Board has determined that the number of nominees for election at the 2011 annual meeting will not exceed the number of directors to be elected at the meeting, the election of directors at the annual meeting is not contested. As a result, each of the two Class I director nominees will be elected at the annual meeting if each nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting, provided that the shares voting affirmatively also constitute a majority of the required quorum. In the election of directors, abstentions and broker non-votes will have no effect on whether a nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting. However, because approval of this proposal also requires the affirmative vote of a majority of the shares required to constitute a quorum, abstentions and broker non-votes with respect to this proposal could prevent the election of a director because they do not count as affirmative votes.

If either of the two Class I director nominees fails to receive the vote required to be elected, then, unless such nominee has earlier resigned, the term of such nominee shall end on the date that is the earlier of ninety (90) days after the date on which the voting results are determined or the date on which the Board of Directors selects a person to fill the office held by that director in accordance with the procedures for filling vacancies on the Board of Directors as set forth in the Bylaws.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXIES VALIDLY RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

Nominees and Continuing Directors

In selecting director nominees, the Nominating and Governance Committee considers the fit of each director’s qualifications and skills with those of our other directors, in order to recommend a board of directors that, as a whole, is effective, collegial and responsive to our shareholders. The following table provides information regarding each of the Board’s nominees for election to the Board as well as all other continuing members of the Board. The individual experience, qualifications, attributes and skills of each of our directors that led to the Board’s conclusion that each director should serve as a member of the Board are also described in the following paragraphs. The ages shown are as of May 2, 2011.

The Board has affirmatively determined that each of Messrs. Brewer, Cobb, Goldstein, Murnane, Starrett and Mrkonic and Ms. Nichols is an independent director as defined in the rules of The Nasdaq Stock Market (“NASDAQ”). Mr. Schoenfeld does not qualify as an independent director because he occupies the position of President and Chief Executive Officer of the Company.

		Director
Name (Age)	Business Experience and Directorships	Since

Brett Brewer (38) **	Mr. Brewer is an Internet entrepreneur who has built, operated and sold Internet media companies. In 1998, Mr. Brewer co-founded Intermix Media, which launched several online businesses including Myspace.com, Skilljam.com and Alena.com. Mr. Brewer holds the position of President and Director of Adknowledge.com, a behavioral-based advertising technology company. In addition, Mr. Brewer is on the Board of After School All-Stars, a non-profit organization that provides after school programs for kids. From 2007 to 2009, he served on the Board of Transworld Entertainment, a specialty music and video retailer with a national mall-based store portfolio. From 2004 to 2009, Mr. Brewer was a Board member of Bizworld, a non-profit organization that teaches children about business, entrepreneurship and money management through project-based learning. The Board believes Mr. Brewer is qualified to serve as a director of the Company due to his significant experience in the internet industry and his ability to assist the Company in its development of its e-commerce business.	2008

		Director
Name (Age)	Business Experience and Directorships	Since

William C. Cobb (54) ***	Mr. Cobb worked for eBay, Inc. from 2000 to 2008, where he most recently served as President of eBay Marketplaces North America. Prior to joining eBay, Inc., he held various marketing and executive positions, including Chief Marketing Officer at Yum! Brands (formerly Pepsico/Tricon) where he worked for thirteen years from 1987 to 2000. Mr. Cobb was a director of Orbitz Worldwide, Inc. from 2008 to 2011, and is currently a director of Och-Ziff Capital Management Group LLC. He serves or has served on the Audit, Compensation, Nominating and Governance committees of each such company. He is the Chairman of the Compensation Committee at Och-Ziff Capital Management Group LLC. Mr. Cobb also serves on the board of H&R Block, Inc. where he currently serves as a member of the Audit Committee and the Finance Committee. Mr. Cobb also currently serves on the advisory board of the Kellogg School of Management at Northwestern University and the non-profit Bay Harbor Foundation. The Board believes Mr. Cobb is qualified to serve as a director of the Company due to his extensive background in marketing and the internet industry, as well as his significant experience as a senior executive at various public companies. As noted above, in connection with his appointment as President and Chief Executive Officer of H&R Block, Inc., Mr. Cobb is resigning from the Board effective as of June 1, 2011.	2008
Michael Goldstein (69) ***	Mr. Goldstein was employed by Ernst & Young (and its predecessor firms) from 1963 to 1979, including six years as an audit partner. Mr. Goldstein served as Chairman of Toys “R” Us, Inc. from 1998 to 2001, Chief Executive Officer from 1999 to 2000, and Vice Chairman and Chief Executive Officer from 1994 to 1998 and Chief Financial Officer from 1983 to 1994. Mr. Goldstein is currently a director of the following public companies: Charming Shoppes, Inc. since 2008 (Chairman of the Board and member of the Compensation Committee); 4 Kids Entertainment, Inc. since 2003 (Chairman of the Board, Chairman of the Audit Committee and a member of the Nominating and Governance Committee); and Medco Health Solutions, Inc. since 2005 (Lead Director, Chairman of the Corporate Governance and Nomination Committee and a member of the Audit Committee and the Mergers and Acquisitions Committee). Mr. Goldstein is also a director of various private companies and not-for-profit charitable organizations. He also served on the Boards of the following public companies within the last five years: Martha Stewart Living Omnimedia, Inc. from 2004 to 2010; Bear Stearns & Co. from 2007 to 2008; Finlay Enterprises, Inc. from 1999 to 2006; and United Retail Group from 1997 to 2007. The Board believes Mr. Goldstein is qualified to serve as a director of the Company due to his experience and governance leadership roles on the Boards of various other public companies, as well as his extensive background in finance, both as an audit partner and then as a finance executive and chief executive officer of a large public corporation.	2004

		Director
Name (Age)	Business Experience and Directorships	Since

Gary H. Schoenfeld (48)*	Mr. Schoenfeld was appointed President and Chief Executive Officer of the Company in June 2009. Prior to joining us, he was President of Aritzia Inc., a Canadian fashion retailer, and Chief Executive Officer of Aritzia USA from August 2008 to February 2009, and was a director of Aritzia Inc. from May 2006 to June 2009. From 2006 until 2008 he was Vice Chairman and President and then Co-CEO of Global Brands Group, a brand management and licensing company based in London and Singapore which is the world-wide master licensee for The FIFA World Cuptm. From September 1995 to July 2004, Mr. Schoenfeld was an executive officer of Vans, Inc., a publicly traded designer, distributor and retailer of footwear. He joined Vans as Chief Operating Officer, then became President and a member of the Board of Directors in 1996 and Chief Executive Officer in 1997. He currently serves as a director of CamelBak Products, LLC, and is a former director of 24 Hour Fitness, Inc. and Global Brands Group. The Board believes Mr. Schoenfeld is qualified to serve as a director of the Company due to his leadership position as the current President and Chief Executive Officer of the Company, his extensive background in the action sports industry, as well as his significant experience as a chief executive and director of various other public and private companies.	2010
Thomas M. Murnane (64)*	Mr. Murnane is presently a Principal and co-owner of ARC Business Advisors, a boutique consultancy that provides strategic and operational advice to retailers and their suppliers, as well as merger and acquisitions due diligence support to both strategic and financial investors on transactions in the retail sector. Until his retirement in 2002, Mr. Murnane was a partner at PricewaterhouseCoopers, LLP (“PwC”). He began his career at PwC in 1980, and during his tenure there, he directed first the firm’s Retail Strategy Consulting Practice, later its Overall Strategy Consulting Practice for the East Region of the United States, and most recently served as Global Director of Marketing and Brand Management for PwC Consulting. From 2002 to the present, Mr. Murnane has served on the Board of The Pantry Inc., one of the largest independently operated convenience store chains in the United States. From 2006 to 2009, he served as The Pantry’s Lead Independent Director. He currently chairs the Corporate Governance and Nominating Committee and serves as a member of the Audit Committee. From 2010 to the present, Mr. Murnane has served on the Board of Goodwill Industries of Southern California, a non-profit organization, where he also chairs the Retail Committee. From 2003 to 2008, Mr. Murnane also served on the Board of Captaris, Inc., a company that develops software to automate paper and other document-centric processes. He chaired the Governance, Nominating, and Strategy Committee, and for various periods served on both the Audit and Compensation Committees there. From 2002 to 2010, Mr. Murnane served on the Board of Finlay Enterprises, Inc., a retailer of fine jewelry, where he chaired the Corporate Governance and Nominating Committee and served on the Audit Committee. The Board believes Mr. Murnane is qualified to serve as a director of the Company due to his diverse executive and board experience which provides him key skills in working with directors, understanding board processes and functions, responding to complex financial and operational challenges, and overseeing management.	2003

		Director
Name (Age)	Business Experience and Directorships	Since

Peter Starrett (63) **	Mr. Starrett is presently the President of Peter Starrett Associates, a retail advisory firm he founded in 1998. He is also affiliated with Freeman Spogli, a private equity firm that has a focus on the retail industry, and has advised them on potential acquisitions since 1998. From 1990 to 1998, Mr. Starrett was the President and Founder of Warner Bros. Studio Stores, where he had responsibility for the global operations of 180 stores in the U.S., Europe, and Asia. Previously, he was Chairman and Chief Executive Officer of The Children’s Place, a leading specialty retailer. Earlier in his career, he served in senior merchandising positions with both Federated and May Department Stores. Mr. Starrett has served on the Board of HH Gregg, Inc., a retailer of electronics and appliances, since 2005 and serves on the Compensation Committee. Mr. Starrett served on the Board of Smile Brands, Inc., which supplies support services to dental groups, from 2005 to 2010 and was Chairman of its Compensation Committee. From 1997 to 2007, Mr. Starrett served on the Board of Guitar Center, Inc., a retailer of musical instruments and supplies, and was Chairman of its Compensation Committee until it was sold to a private equity firm in 2007. From 1998 to 2005, Mr. Starrett served on the Board of AFC Enterprises, Inc., a restaurant operator and franchisor, and served on its Compensation Committee. From 1999 to 2005, Mr. Starrett served on the Board of The Pantry, Inc., a convenience store and gas station operator, and served on its Compensation Committee. Mr. Starrett has served on the Boards of many other public and private retail companies. In addition, he has served on the Board of Goodwill Industries of Southern California, a non-profit organization, since 2003 and is Chairman of the Board. The Board believes Mr. Starrett is qualified to serve as a director of the Company due to his extensive experience as an officer and director of a broad range of public and private companies in the retail industry and his significant background in leadership and strategic decision-making.	2003

		Director
Name (Age)	Business Experience and Directorships	Since

Grace Nichols (64) **	Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria’s Secret Stores from 1992 until she retired in January 2007. From 1986 until 1992, she served as Executive Vice President of Victoria’s Secret Stores. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen and women’s apparel at The Broadway Southern California and Weinstock’s, divisions of Carter, Hawley, Hale Inc. Ms. Nichols has served on the Board of New York & Company, Inc., a publicly-traded specialty retailer of women’s apparel, since 2008 and was appointed non-executive Chairperson in 2011. She is also currently Chair of its Nominating and Governance Committee and serves on the Compensation Committee. In January 2011, Ms. Nichols was appointed to the Board of The Men’s Wearhouse, a publicly-traded retailer of men’s apparel. Ms. Nichols previously served on the Board of Intimate Brands, Inc. from 1995 to 1999. In addition, Ms. Nichols has served on the Board of World of Children, a non-profit organization, since 2007. Ms. Nichols holds a Professional Director Certification from the American College of Corporate Directors, a national public company director and credentialing organization. The Board believes Ms. Nichols is qualified to serve as a director of the Company due to her extensive experience as a senior executive and director in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.	2007
George R. Mrkonic (58) ***	Mr. Mrkonic is presently a Director of AutoZone (the nation’s leading retailer of automotive parts and accessories), Brinker International (a portfolio of casual dining restaurant concepts), and Syntel (a computer software and development company with significant offshore capabilities). From 2001 to 2009, he also served on the Board of Nashua Corporation (a manufacturer of specialty imaging products and services to industrial and commercial customers) which was sold in 2009. Mr. Mrkonic also served on the Board of Guitar Center, Inc. (the nation’s leading retailer of guitars and related product) from 2002 until its sale in 2007. Mr. Mrkonic is the retired President and Vice Chairman of Borders Group, Inc. having served as Director from 1994 to 2004, Vice Chairman from 1994 to 2002 and President from 1994 to 1997. Previously, he was Executive Vice President of the Kmart Specialty Retail Group (1990 to 1994) with responsibility for multiple divisions totaling over $13 billion in sales. Prior to that Mr. Mrkonic was President of Eyelab, a chain of optical superstores (1987 to 1989) and previously he was President of Herman’s Sporting Goods (1981 to 1987), a retailer of sporting goods apparel and equipment. The Board believes Mr. Mrkonic is qualified to serve as a director of the Company due to his significant expertise and more than 30 years experience in the retail industry, his experience as a senior executive and director of a number of large public companies, and his understanding of complex strategic and financial issues.	2007

*	Nominee for election as a Class I director serving until the 2014 annual meeting of shareholders and until his successor shall have been duly elected and qualified.

**	Current Class II director serving until the 2013 annual meeting of shareholders and until his or her successor shall have been duly elected and qualified.

***	Current Class III director serving until the 2012 annual meeting of shareholders and until his successor shall have been duly elected and qualified. As noted above, Mr. Cobb is resigning from the Board effective June 1, 2011.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Leadership Structure of the Board

Pursuant to the Corporate Governance Guidelines of the Board, the offices of Chairman of the Board and Chief Executive Officer are separate offices. The Board believes this separate leadership structure is the most appropriate for the Company at this time because it allows our Chairman to focus on the effectiveness and independence of the Board while our Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance.

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by our internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures.

Our other Board committees also consider and address risk as they perform their committee responsibilities. For example, the Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that reasonably would have a material adverse effect on the Company (see “Compensation-Related Risk Assessment”), and the Nominating and Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, at each Nominating and Governance Committee meeting the Company’s General Counsel reports on litigation, regulatory, public policy and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the Committee chairs and members of management, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our Board leadership structure supports this approach because it allows our independent directors, through the independent Board committees and Chairman, to exercise effective oversight of the actions of management.

Director Compensation

Members of the Board who are not employed by the Company (our non-employee directors) are not paid any compensation or additional remuneration other than for their services to the Board. Members of the Board who are employed by the Company are not paid any compensation or additional remuneration for their services to the Board. The following table presents information regarding the compensation of the Company’s non-employee directors for their services as a director during the Company’s fiscal year ended January 29, 2011 (“fiscal 2010”).

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Director Name	($)	($)(1)(2)	($)

Michael Goldstein	67,500	100,000	167,500
Thomas M. Murnane	57,500	100,000	157,500
Peter Starrett	132,500	100,000	232,500
Grace Nichols	67,500	100,000	167,500
George R. Mrkonic	67,500	100,000	167,500
William C. Cobb	61,250	100,000	161,250
Brett Brewer	57,500	100,000	157,500

(1)	The amounts reported in this column reflect the fair value on the grant date of the stock awards granted to our non-employee directors during fiscal 2010 as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 11 — Stock Compensation to the Consolidated Financial Statements included as part of the Company’s Form 10-K for fiscal 2010. We granted each of our non-employee directors an award of 25,000 restricted stock units (“RSUs”) during fiscal 2010. Each of these RSU grants had an aggregate grant-date fair value of $92,000 and will vest on the first anniversary of the grant date (or if earlier, the date of the regularly scheduled annual meeting of shareholders that occurs in the year in which such vesting date would otherwise fall). In addition to the awards granted, each director is entitled to a payment of $8,000 once the award has vested and the director no longer serves as a board member. The cash payment represents the difference between the value of the equity award and the $100,000 value target described below under “Annual Equity Awards.”

(2)	The following table presents the number of outstanding (vested and unvested) and unexercised stock options (including stock appreciation rights) and RSUs held by each of our non-employee directors as of January 29, 2011.

	Number of	Number of
	Shares	Shares
	Subject to	Subject to
	Outstanding	Outstanding
	Options at	RSUs at
	January 29,	January 29,
Non-Employee Director	2011	2011

Michael Goldstein	45,000	48,310
Thomas M. Murnane	58,500	48,310
George R. Mrkonic	18,000	48,310
Grace Nichols	18,000	48,310
Peter Starrett	58,500	48,310
William C. Cobb	9,000	48,310
Brett Brewer	9,000	48,310

Compensation paid to our non-employee directors for their service on our Board during fiscal 2010 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Providing a combination of equity and cash incents our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year. All non-employee directors are also reimbursed for out-of-pocket expenses they incur in attending meetings of the Board.

Annual Retainer and Meeting Fees.  The following table sets forth the schedule of meeting fees and annual retainers for non-employee directors currently in effect:

Type of Fee	($)

Annual retainer to Chairman, disbursed in five equal payments corresponding to each regularly scheduled Board meeting	100,000
Annual Board retainer other than to Chairman, disbursed in five equal payments corresponding to each regularly scheduled Board meeting	30,000
Additional annual retainer to audit committee chairman, disbursed in same manner as Board member annual retainer	10,000
Additional annual retainer to committee chairman other than audit committee chairman, disbursed in same manner as Board member annual retainer	5,000
Fee for each Board meeting attended in person	3,000
Fee for each Board meeting attended telephonically and for each committee meeting attended in person or telephonically	1,250

Annual Equity Awards.  Each non-employee director continuing in service after the annual meeting of shareholders receives an automatic annual award of $100,000 to be delivered solely in the form of RSUs, or in a combination of RSUs and cash under the circumstances described below. Each RSU is granted under the Company’s 2005 Performance Incentive Plan and represents the right to receive one share of Company common stock following the date the director ceases to be a member of the Board. The Board believes that delaying delivery of the common stock until after the director ceases to be a member of the Board more closely aligns the director’s interest with the long-term interests of the Company’s shareholders. The number of RSUs subject to a continuing non-employee director’s annual award will be determined by dividing the sum of $100,000 by the closing price of a share the Company’s common stock on the date of grant of the award, which is expected to be on or about the date of the annual meeting of shareholders. In no event, however, will any non-employee director’s RSU award cover more than 25,000 units in any single fiscal year. To the extent that the number of units subject to a director’s annual RSU award would otherwise exceed 25,000 units under the above formula, the Company will supplement the RSU award with a cash payment to the director in the amount necessary to achieve the $100,000 value target. Consistent with the timing for payment of the RSUs, payment of any supplemental cash award will be deferred until after the date the director ceases to be a member of the Board. The RSUs and, if applicable, the right to receive any supplemental cash award, will vest on the first anniversary of the grant date (or if earlier, the date of the regularly scheduled annual meeting of shareholders that occurs in the year in which such vesting date would otherwise fall). The RSUs and, if applicable, the right to receive any supplemental cash award, vest on an accelerated basis in connection with a change in control of the Company, unless otherwise provided by the Board in circumstances where the Board has made a provision for the assumption or other continuation of the awards. In addition, if a non-employee director’s service terminates by reason of the director’s death, disability or voluntary retirement, any unvested RSUs (and any supplemental cash awards) will then vest on a pro rata basis, proportionate to the part of the year during which the non-employee director served, with the remainder of the RSUs (and any supplemental cash awards) to be forfeited unless otherwise determined by the Board.

Each non-employee director’s RSUs are subject to the terms of the 2005 Performance Incentive Plan. The Board administers the plan as to non-employee director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Director Stock Ownership Guidelines

To better align the interests of directors with the interests of the Company’s shareholders, the Board has established ownership guidelines under which each non-employee director is to own shares of common stock in the Company with a value equal to at least five times the annual cash retainer paid to the director for his or her services on the Board that is, at present, $500,000 in the case of Chairman and $150,000 in the case of all other non-employee directors. These shares are in addition to shares issuable upon the deferred payout of vested RSU awards following the termination of Board service. For purposes of these guidelines, the value of the shares is determined based on the amount invested by the director at the time of each purchase or, if greater, the then-current market value of such shares. Each non-employee director is credited with any shares acquired by such director upon the exercise of SARs, options or other equity awards, but shares issuable in respect of vested RSUs following termination of service on the Board are disregarded. This ownership goal was to be attained prior to November 2010 for all current non-employee directors with the exception of Ms. Nichols and Messrs. Mrkonic, Brewer and Cobb, each of whom must attain this ownership goal prior to the five-year anniversary of their respective appointment date to the Board (which for Ms. Nichols and Mr. Mrkonic, occurs in 2012, and for Messrs. Brewer and Cobb, occurs in 2013), although such goal will no longer apply to Mr. Cobb due to his impending resignation from the Board. Any future new directors must attain this ownership goal within five years of appointment or election to the Board. The Board may modify these guidelines at any time.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Governance Committees. All members of each of the Board committees satisfy the independence requirements of rules of the NASDAQ and applicable law (including, in the case of members of the Audit Committee, Rule 10A-3 promulgated under the Securities Exchange

Act of 1934). The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are as follows:

Nominating and
		Compensation	Governance
Director	Audit Committee	Committee	Committee

Gary H. Schoenfeld, President and CEO
Brett Brewer	X
William C. Cobb		X	X
Michael Goldstein	XX
George R. Mrkonic		X	XX
Thomas M. Murnane	X
Grace Nichols		XX	X
Peter Starrett, Chairman		X	X

X = Member

XX = Chair

Audit Committee.  The primary responsibility of the Audit Committee is to oversee the accounting and financial reporting practices and processes of the Company and the audits of the financial statements of the Company, appoint and oversee the Company’s independent registered public accounting firm, review the scope of, and pre-approve, all audit and permissible non-audit assignments, and oversee the internal audit function and review management’s assessment of the adequacy and effectiveness of internal controls. The Audit Committee also reviews our risk management issues, including the guidelines and policies governing the process by which the Company assesses and manages its exposure to operational and financial risk, and the steps taken by management to monitor and control such exposures. The Audit Committee meets with management and the Company’s independent registered public accounting firm. The Audit Committee Charter, which was most recently reviewed and revised by the Audit Committee in January 2011, sets forth the authority and responsibilities of the Audit Committee and is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Audit Committee” under the “Corporate Governance” heading. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the independence requirements of NASDAQ. At all times during fiscal 2010, the Audit Committee consisted of at least three board members, each of whom the Board affirmatively determined meets these independence requirements. The Audit Committee is currently comprised of Messrs. Brewer, Goldstein, and Murnane. The Board has also determined that Mr. Goldstein, the chairperson of the Audit Committee, has accounting and related financial management expertise within the meaning of NASDAQ listing standards and that he qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Audit Committee met eight times during fiscal 2010.

Compensation Committee.  The primary responsibility of the Compensation Committee is to establish and govern the compensation and benefit practices of the Company, which includes developing general compensation policies, reviewing and approving compensation of the executive officers of the Company, and overseeing all of the Company’s employee benefit plans, including the Company’s 1999 Stock Award Plan and 2005 Performance Incentive Plan (together, the “Stock Award Plans”), the Pacific Sunwear of California, Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) and the Pacific Sunwear of California, Inc. Executive Severance Plan (the “Executive Severance Plan”). The Compensation Committee Charter, which was most recently reviewed and revised by the Compensation Committee in January 2011, is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Compensation Committee” under the “Corporate Governance” heading. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2010, the Compensation Committee consisted of four board members, each of whom the Board has affirmatively determined meets these independence requirements. The Compensation Committee is currently comprised of Messrs. Cobb, Mrkonic and Starrett and Ms. Nichols. As noted above, Mr. Cobb will be leaving the Board as of June 1, 2011. The Compensation Committee met five times during fiscal 2010.

Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•	review, evaluate and make recommendations to the full Board with respect to management’s proposals regarding the Company’s overall compensation policies;

•	review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation;

•	consider and approve the selection, retention and remuneration arrangements for other executive officers and establish, review and approve compensation plans in which any executive officer is eligible to participate;

•	make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and administer any such plans for which no other administrator is named;

•	review the Company’s other compensation and benefit plans in light of the Company’s plans, objectives, needs and competitive position;

•	make recommendations to the Board with respect to compensation of directors and committee members;

•	review the Company’s annual compensation discussion and analysis disclosure for inclusion in the Company’s proxy statement or annual report, and issue a report (which will also be included in the proxy statement or annual report) as to whether the Compensation Committee recommends to the Board that such compensation discussion and analysis be included in the proxy statement or annual report;

•	review and reassess the adequacy of the Charter annually and recommend any proposed changes to the Board for approval;

•	annually review the Compensation Committee’s own performance;

•	make recommendations and report to the Board and other Board committees with respect to compensation policies of the Company or any of the foregoing matters; and

•	assess and evaluate any risks arising from the Company’s compensation policies and practices.

The Compensation Committee retains the power to appoint subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Compensation Committee or the Board. Except as described below, our executive officers, including the “Named Executive Officers” (as defined under the heading “Executive Compensation and Related Matters — Compensation Discussion and Analysis” below), do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term incentive compensation levels for less senior officers, including the other Named Executive Officers, in accordance with the Compensation Committee Charter.

Pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including the Named Executive Officers). The Compensation Committee retained Exequity LLP (“Exequity”) as an independent compensation consultant to assist it in determining the compensation levels for our senior executive officers for fiscal 2010. The mandate of Exequity was to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The Compensation Committee retains the sole authority to hire and terminate its consultant.

Nominating and Governance Committee.  The Nominating and Governance Committee reviews the Company’s corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002, the Dodd/Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, and the listing standards of NASDAQ. The Nominating and Governance Committee also recommends qualified candidates as directors of the Company, including the slate of directors that the Board proposes for election by shareholders at the Company’s annual meetings of shareholders, and recommends the directors to be appointed by the Board to the various Board committees. The Nominating and Governance Committee considered and recommended the two Board nominees presented for election as directors at the Annual Meeting. The Nominating and Governance

Committee Charter, which was most recently reviewed and revised by the Nominating and Governance Committee in January 2011, is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Nominating and Governance Committee” under the “Corporate Governance” heading. The Nominating and Governance Committee Charter requires that the Nominating and Governance Committee consist of no fewer than two board members who satisfy the independence requirements of NASDAQ and applicable law. The Board has affirmatively determined that each of the members of the Nominating and Governance Committee meets these independence requirements. The Nominating and Governance Committee is currently comprised of Messrs. Cobb, Mrkonic and Starrett and Ms. Nichols. As noted above, Mr. Cobb is resigning from the Board effective June 1, 2011. The Nominating and Governance Committee met six times during fiscal 2010

Criteria the Nominating and Governance Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by NASDAQ. While the Nominating and Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Committee strives to compose a Board with a collection of complementary skills which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. The Committee is guided by the following principles: (a) each director should be an individual of high character and integrity; (b) each director should be accomplished in his or her respective field, with superior credentials and recognition; (c) each director should have relevant expertise and experience, and be able to offer advice and guidance to management based on that expertise and experience; (d) each director should have sufficient time available to devote to the Company’s affairs; (e) each director should represent the long-term interests of the Company’s shareholders as a whole; and (f) directors should be selected such that the Board represents a diversity of background and experience. Although diversity may be a consideration in the Committee’s process, the Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a shareholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of shareholders. The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Governance Committee will consider written proposals from shareholders for nominees to the Board. Nominations should be submitted to the Nominating and Governance Committee, c/o Secretary, and should include the following: (a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates, as described above; (b) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company’s common stock owned by such shareholders(s); (c) a statement detailing any relationship between the proposed nominee and any customer, supplier or competitor of the Company; (d) detailed information about any relationship or understanding between the nominating shareholder(s) and the proposed nominee; and (e) the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving on the Board, if elected. Nominees recommended by shareholders in accordance with these procedures will receive the same consideration given to nominees of management, the Board and the Nominating and Governance Committee.

There is currently one vacancy on the Board. Additionally, once Mr. Cobb’s resignation becomes effective on June 1, 2011, there will be a second vacancy on the Board. The Nominating and Governance Committee has been seeking appropriate candidates to fill the existing vacancy on the Board, and will now seek candidates to fill both vacancies. The Nominating and Governance Committee can give no assurance as to when either vacancy will be filled.

Attendance at Board and Committee Meetings

The Board met six times during fiscal 2010. No director attended fewer than 75% of the aggregate of the total number of meetings held by the Board during the period for which he or she was a director and the total number of meeting held by all committees of the Board on which such director served during the period for which he or she served in fiscal 2010. The Company strongly encourages its directors to attend its annual meetings of shareholders. All of the Company’s then-currently serving directors attended the 2010 annual meeting of shareholders.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm for fiscal 2010 and has reported on the Company’s Consolidated Financial Statements included in the 2010 Annual Report that accompanies this Proxy Statement. The Audit Committee appoints the independent registered public accounting firm. The Audit Committee has reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011. In the event that shareholders do not ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, the Audit Committee will reconsider the selection of the independent registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte & Touche LLP in connection with the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements for fiscal 2010 and fiscal 2009 and the fees billed for audit-related, tax and other services rendered by Deloitte & Touche LLP for such years:

	Fiscal
Description of Professional Service(1)	2010	2009

Audit Fees — professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Forms 10-K, the reviews of the quarterly financial statements included in the Company’s Forms 10-Q, and Sarbanes-Oxley testing	$757,000	$778,235
Audit-related Fees — assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements — includes SEC comment letter review (2009)	—	6,500
Tax Fees — professional services rendered for tax compliance, tax consulting and tax planning — includes reviews of federal and state income tax returns and miscellaneous tax consulting	356,011	93,905
All Other Fees	25,000	—

Total Fees	$1,138,011	$878,640

(1)	Amounts disclosed are based, in part, on estimates of services performed as of the date of this filing but not yet billed.

Audit Committee Pre-Approval Policies and Procedures.  The Charter of the Audit Committee establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. The Charter prohibits the Company from retaining its independent registered public accounting firm to perform specified non-audit functions, including bookkeeping; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment advisor, or investment banking services; legal services and expert services unrelated to the audit; and any other services that the Public Company Accounting Oversight Board established pursuant to the Sarbanes-Oxley Act of 2002 determines, by regulation, is impermissible. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in fiscal 2010 and 2009.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

As members of the Audit Committee, we are responsible for oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We carry out those responsibilities in accordance with the guidelines set forth in our Audit Committee Charter, which was most recently reviewed and revised by the Audit Committee in January 2011.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements. Our responsibility is to monitor and review these processes and procedures. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2010, we met and held discussions with management and the independent registered public accounting firm, Deloitte & Touche LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. We have reviewed and discussed the Company’s financial statements and system of internal controls and procedures with management, and discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, we have received the written disclosures and the letter from Deloitte & Touche LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte & Touche LLP the firm’s independence.

During the course of fiscal 2010, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We received periodic updates concerning the system of internal controls from management and the independent registered public accounting firm at regularly scheduled Audit Committee meetings. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended January 29, 2011, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions noted above, and subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2011 for filing with the SEC. We also appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011.

May 2, 2011
AUDIT COMMITTEE
Michael Goldstein, Chairman
Brett Brewer
Thomas M. Murnane

Vote Required; Recommendation of the Board

The Company’s Board and the Audit Committee believe that the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011 is in the best interests of the Company and its shareholders.

Approval of the ratification of the independent registered public accounting firm requires that holders of a majority of the shares represented and voting at the annual meeting, either in person or by proxy, must vote in favor of the proposal. Shares represented by proxies which are marked to indicate abstentions and broker non-votes will not affect its outcome.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011. PROXIES VALIDLY RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934), we are asking our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for our shareholders’ approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

As described in detail under “Compensation Discussion and Analysis,” the Board believes that our long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board believes that its current compensation program is based on a philosophy that emphasizes and rewards the attainment of performance measures that the Compensation Committee believes promote the creation of long-term shareholder value, and therefore align the interests of our named executive officers with those of our shareholders. For example:

•	Our bonus programs are substantially tied to the achievement of pre-set financial targets by the Company. If those targets are not met, participants in the program receive either minimal or no bonus. In fiscal 2010, each of the named executive officers received no bonus.

•	100% of our long-term compensation is awarded in the form of equity with vesting periods of generally no less than four years.

•	Each of our Board members and executive officers is subject to stock ownership guidelines.

The Board encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation included below in this Proxy Statement.

Vote Required; Recommendation of the Board

The advisory vote regarding Proposal 3 will be determined by the vote of a majority of the shares represented and voting at the annual meeting. Shares represented by proxies which are marked to indicate abstentions and broker non-votes will not affect its outcome.

This Proposal is intended to provide an overall assessment of our named executive officer compensation program, rather than focus on any specific item of compensation. As an advisory vote, this Proposal is not binding upon the Company and will not affect any compensation already paid or awarded to our named executive officers. However, the Board and the Compensation Committee, which are responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this Proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. PROXIES VALIDLY RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Also in accordance with the recently enacted legislation mentioned above, we are including this proposal to enable our shareholders to cast an advisory (non-binding) vote on a resolution as to whether the Say-on-Pay vote described under Proposal 3 should occur once every one, two or three years. Accordingly, the following resolution will be submitted for shareholder approval at the annual meeting:

“RESOLVED, that the Company hold a shareholder advisory vote to approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K with a frequency of once every one year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.”

Vote Required; Recommendation of the Board

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this will be the most effective means for conducting and responding to the Say-on-Pay vote for a number of reasons, including:

•	A three-year vote cycle will allow investors to more effectively evaluate the long-term compensation strategies and their connection with the performance of the Company;

•	A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our compensation policies and procedures for our named executive officers;

•	The Board will engage with our shareholders on executive compensation during the period between shareholder votes. As discussed under “Shareholder Communications with Directors,” the Company provides shareholders an opportunity to communicate with the Board, including on issues of executive compensation; and

•	One of the core principals of our compensation programs is to reward and incentivize long-term performance to ensure management’s interests are aligned with our shareholders’ interests and a triennial vote corresponds more closely with the four year vesting period under most of our long-term incentive awards.

For the foregoing reasons, we encourage our shareholders to evaluate our compensation programs for our named executive officers over a multi-year horizon. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our Compensation Committee and the Board to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with shareholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for shareholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

The Board is aware of and took into account views that some have expressed in support of conducting an annual or biennial advisory vote on executive compensation. However, we have in the past been, and will in the future continue to be, proactively engaged with our shareholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs are designed to operate over the long-term and to enhance the long-term performance of the Company, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. However, the Board and the Compensation Committee, which are responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by shareholders in their vote on this Proposal and will consider the outcome of the vote in the future. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The advisory vote regarding Proposal 3 will be determined by whichever of the choices — annually, every two years or every three years — receives the greatest number of votes cast. Shares represented by proxies which are marked to indicate abstentions and broker non-votes will not affect its outcome.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “THREE YEARS” FOR THE ADVISORY VOTE ON FREQUENCY OF THE SAY-ON-PAY VOTE. PROXIES VALIDLY RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

EXECUTIVE OFFICERS

The following is a list of the Company’s executive officers as of May 2, 2011, followed by their biographical information (other than for Mr. Schoenfeld, whose biographical information appears under “Election of Directors — Nominees and Continuing Directors”). The ages shown are as of May 2, 2011.

Executive Officer	Age	Title

Gary H. Schoenfeld	48	President, Chief Executive Officer and Director
Charles Mescher	37	Senior Vice President, Men’s Merchandising
Christine Lee	40	Senior Vice President, Women’s Merchandising
Paula M. Lentini	47	Senior Vice President, Retail
Jonathan Brewer	56	Senior Vice President, Product Development and Supply Chain
Michael Kaplan	47	Senior Vice President and Chief Financial Officer
Craig E. Gosselin	51	Senior Vice President, General Counsel, Human Resources and Secretary

Charles Mescher was appointed Senior Vice President, Men’s Merchandising in January 2008. He is responsible for all merchandising, buying and design decisions related to Men’s merchandise, including all apparel, accessories and footwear. Prior to that, he served the Company as Vice President/General Merchandise Manager of Young Men’s merchandise and accessories from March 2006 to January 2008. Mr. Mescher joined the Company in January 2005 as Division Merchandise Manager of Young Men’s. Prior to joining the Company, he served in various merchandising positions for Nike, The Gap and Abercrombie & Fitch.

Christine Lee was appointed Senior Vice President, Women’s Merchandising in February 2010. She leads all aspects of merchandising, buying and design decisions for our Women’s apparel, accessories and footwear business. Prior to joining us, Ms. Lee spent 18 years with specialty retailer Urban Outfitters working her way from Sales Associate to General Merchandise Manager of Women’s Apparel and Accessories, as well as Urban Renewal and Design. In this role she drove merchandise trends, new concepts and key item decisions for a $300 million business.

Paula M. Lentini was appointed Senior Vice President, Retail in April 2010. Ms. Lentini is responsible for managing all aspects of our retail stores, store operations, loss prevention, visual merchandising, construction and real estate. Prior to joining us, she was Vice President of Retail Sales and Operations at T-Mobile USA, a wireless provider, from September 2007 to March 2010. From 2005 until 2007 she was a Zone Vice President at The Gap, Inc., leading stores in Canada and the Central United States. From 2004 to 2005 Ms. Lentini was the Senior Vice President of Retail Sales and Operations for Giorgio Armani and Emporio Armani, USA. From 2000 to 2004 she was a Regional Director/Zone Vice President for Victoria’s Secret Stores in the Central United States. Prior to Joining Victoria’s Secret Stores, Ms. Lentini was employed in a variety of positions at The Gap, Inc., domestically and internationally, from 1990 to 2000.

Jonathan Brewer was appointed Senior Vice President, Product Development and Supply Chain in June of 2010. Mr. Brewer is responsible for managing all aspects of Product Development, Sourcing, Quality Assurance, Product Integrity, and Supply Chain Operations including inbound and outbound logistics and our Olathe, Kansas Distribution Center. Prior to this, Mr. Brewer was Vice President of Product Development and Sourcing for the Company. Before joining us, Mr. Brewer held various executive positions between 1996 and 2006 at Warner Bros. Inc., including Vice President International Sourcing for Warner Bros. Consumer Products and Vice President of Sourcing and Quality Assurance for Warner Bros. Studio Stores. From 1994 until 1996 he was Director of Sourcing at a division of Kellwood Inc. From 1983 to 1994 Mr. Brewer was the Vice President of Production at Segue Ltd., a private label import company. Mr. Brewer began his career at May Department Stores in its executive training program and held various merchandising positions.

Michael Kaplan was appointed Senior Vice President and Chief Financial Officer of the Company on April 20, 2011, effective as of May 2, 2011. In this position, he has responsibility for all aspects of the Company’s financial planning and reporting, treasury, tax, insurance, investor relations, real estate, and facilities. Mr. Kaplan joined us from Harbor Freight Tools, a privately held 349-store retailer of proprietary branded tools, where he served as Chief Financial Officer until April 20, 2011. Prior to joining Harbor Freight Tools in 2010, he was a senior executive of Gap, Inc. from 2005 to 2010. From 1989 to 2005, Mr. Kaplan held various financial positions with The Walt Disney Company including Vice President of Financial Planning and Control for the Disneyland resort division from 2001 to 2005. Mr. Kaplan is a certified public accountant.

Craig E. Gosselin was appointed Senior Vice President, General Counsel and Human Resources in December 2009. He was appointed Secretary of the Company in June 2010. Mr. Gosselin oversees our Legal and Human Resources functions. Mr. Gosselin joined the Company from Connolly, Finkel and Gosselin LLP (“CF&G”) and was a partner of that firm, and its predecessor Zimmermann, Koomer, Connolly and Finkel LLP, since 2005. While with the firm, Mr. Gosselin represented leading brands, including Vans, CamelBak, Ariat, Von Dutch, The North Face, JanSport, Reef and 7 For All Mankind. Prior to joining CF&G, Mr. Gosselin spent nearly 13 years with Vans, Inc., serving as Senior Vice President and General Counsel. Prior to Vans, Mr. Gosselin practiced corporate mergers and acquisitions, and securities law at several large law firms, including Shea & Gould and Pacht, Ross, Warne, Bernhard & Sears.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of the record date for the meeting, April 8, 2011 (except where another date is indicated), with respect to the beneficial ownership of the Company’s common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, each director of the Company, each nominee for election to the Board named in this Proxy Statement, each Named Executive Officer (as defined under the heading “Summary Compensation Table” below), and by all directors and current executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Amount in		Percentage
	Shares of		of Total
	Beneficial		Shares
Name and Address of Beneficial Owner	Ownership		Outstanding

Greek Investments, Inc.	18,796,294	(1)	28.4%
P.O. Box 10908
Caparra Heights Station, Puerto Rico 0922-0908
Adage Capital Management, L.P.	9,950,053	(2)	15.0%
200 Clarendon Street 52nd Floor
Boston, MA 02116
Dimensional Fund Advisors LP	4,106,962	(3)	6.2%
Palisades West, Building One
6300 Bee Cave Road,
Austin, TX 78746
BlackRock, Inc.	3,806,038	(4)	5.7%
40 East 52nd Street
New York, NY 10022
Named Executive Officers and Directors of the Company:
Gary H. Schoenfeld	265,830	(5)	*
Michael L. Henry	174,297	(6)	*
Charles Mescher	212,149	(7)	*
Jonathan Brewer	151,631	(8)	*
Christine Lee	97,270	(9)	*
Brett Brewer	64,310	(10)	*
William C. Cobb	79,310	(10)	*
Michael Goldstein	118,310	(11)	*
George R. Mrkonic	91,310	(12)	*
Thomas M. Murnane	155,351	(13)	*
Grace Nichols	86,310	(12)	*
Peter Starrett	256,810	(13)	*
All Directors and executive officers as a group (12 persons)	1,752,888	(14)	2.6%

*	Less than one percent.

(1)	Share ownership for Greek Investments, Inc. and related parties was obtained from a Schedule 13D/A dated March 9, 2011, and filed with the SEC on April 6, 2011. According to the Schedule 13D/A, Greek Investments, Inc. is the beneficial owner of 18,796,294 shares and has sole voting power and sole dispositive power with respect to all of the shares.

(2)	Share ownership for Adage Capital Partners, LP and related parties is given as of December 31, 2009, and was obtained from a Schedule 13G/A, dated February 16, 2010, filed with the SEC. Adage Capital Partners, LP and related parties have shared voting and dispositive power with respect to 9,950,053 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross are also deemed to be beneficial owners of such securities.

(3)	Share ownership for Dimensional Fund Advisors LP and related parties is given as of December 31, 2010, and was obtained from a Schedule 13G/A, dated February 11, 2011, filed with the SEC. According to the Schedule 13G/A, Dimensional Fund Advisors LP is the beneficial owner of 4,106,962 shares. Of such shares, Dimensional has shared voting power with respect to 3,949,531 shares.

(4)	Share ownership for BlackRock, Inc. and related parties is given as of December 31, 2010 and was obtained from a Schedule 13G/A, dated January 21, 2011, filed with the SEC. According to the Schedule 13G/A, BlackRock, Inc. is the beneficial owner of 3,806,038 shares and has sole voting and dispositive power with respect to all of the shares.

(5)	Includes 250,000 shares of common stock that may be acquired upon the exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and excludes 1,250,000 shares that may be acquired upon exercise of stock options that are not presently exercisable and will not become exercisable within 60 days of April 8, 2011.

(6)	Includes 128,150 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 27,375 shares that are subject to restricted stock awards. Excludes 62,875 shares that may be acquired upon exercise of stock options that are not presently exercisable and will not be exercisable within 60 days of April 8, 2011. Mr. Henry’s employment with us terminated on April 22, 2011.

(7)	Includes 133,325 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 57,850 shares that are subject to restricted stock awards. Excludes 102,325 of stock options that are not presently exercisable and will not become exercisable within 60 days of April 8, 2011.

(8)	Includes 80,575 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 58,600 shares that are subject to a restricted stock award. Excludes 63,225 shares that may be acquired upon exercise of stock options that are not presently exercisable and will not become exercisable within 60 days of April 8, 2011.

(9)	Includes 18,750 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 68,750 shares that are subject to a restricted stock award. Excludes 56,250 shares that may be acquired upon exercise of stock options that are not presently exercisable and will not become exercisable within 60 days of April 8, 2011.

(10)	Includes 23,310 shares that are subject to restricted stock units that are vested, 6,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 25,000 shares that are subject to restricted stock units that will vest within 60 days of April 8, 2011. Excludes 3,000 shares that may be acquired upon exercise of stock options not presently exercisable and will not be exercisable within 60 days of April 8, 2011.

(11)	Includes 23,310 shares that are subject to restricted stock units that are vested, 45,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 25,000 shares that are subject to restricted stock units that will vest within 60 days of April 8, 2011.

(12)	Includes 23,310 shares that are subject to restricted stock units that are vested, 18,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 25,000 shares that are subject to restricted stock units that will vest within 60 days of April 8, 2011.

(13)	Includes 23,310 shares that are subject to restricted stock units that are vested, 58,500 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 8, 2011, and 25,000 shares that are subject to restricted stock units that will vest within 60 days of April 8, 2011.

(14)	Represents shares beneficially owned by all of our current directors and executive officers as of April 8, 2011. Excludes 1,540,675 shares which are subject to stock options which are not exercisable within 60 days of April 8, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of copies of reports furnished to the Company and written representations that no other reports were required all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were timely satisfied during fiscal 2010.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers employed by us at the end of fiscal 2010 (the “Named Executive Officers”).

The Role of the Compensation Committee

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. None of the Named Executive Officers are members of the Compensation Committee. The Company’s Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and equity award levels for other Named Executive Officers. The Compensation Committee then considers these recommendations and approves changes to the Named Executive Officers’ compensation in its discretion. None of the other Named Executive Officers had any role in determining the compensation of other Named Executive Officers. The Compensation Committee alone determines pay levels for the Chief Executive Officer of the Company. As discussed above, the Compensation Committee retained the services of Exequity LLP as an independent compensation advisor. As described below, Exequity consulted with the Compensation Committee on several occasions throughout the course of fiscal 2010.

Executive Summary

Our current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. For example:

•	Our bonus programs are substantially tied to the achievement of a pre-set financial target by the Company. If that target is not met, participants in the program receive either minimal or no bonus. In fiscal 2010, each of the Named Executive Officers received no bonus.

•	100% of our long-term compensation is awarded in the form of equity awards with vesting periods of generally no less than four years.

•	Each of our Board members and executive officers is subject to stock ownership guidelines.

•	Our perquisite benefits are modest and represent a minimal portion of the compensation of the Named Executive Officers.

•	Our governance and other policies prohibit compensation practices such as tax gross-ups, single-trigger change-in-control payments, and repricing of stock options.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual bonus opportunity, perquisites, a long-term equity incentive opportunity, retirement benefits, the ability to receive compensation on a deferred basis (with investment earnings), and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	•	Attract, retain and motivate qualified executives
Annual Bonus Opportunity	•	Hold executives accountable for annual objectives as approved by the Committee and the CEO
	•	Align executives’ interests with those of shareholders
	•	Attract, retain and motivate qualified executives
Long-Term Equity Incentives	•	Align executives’ interests with those of shareholders
	•	Hold executives accountable for sustained, multi-year performance
	•	Attract, retain and motivate qualified executives
Retirement Benefits through a 401(k) Plan	•	Attract, retain and motivate qualified executives by providing capital accumulation opportunities and security
Deferred Compensation Opportunities	•	Attract, retain and motivate qualified executives by providing flexibility in timing of income recognition
Severance and Other Benefits Upon Termination of Employment	•	Attract and retain qualified executives by providing transition benefits upon a qualifying job loss
Perquisites and Personal Benefits	•	Attract, retain and motivate qualified executives

When the components of our executive compensation programs are combined, we believe they create a total compensation package that supports our compensation objectives.

To further align our executive compensation with our shareholders’ interests, in January 2011, the Nominating and Governance Committee adopted stock ownership and retention guidelines for our Chief Executive Officer and each Senior Vice President. The guidelines provide that the CEO own shares valued at two times his or her base salary, and each Senior Vice President own shares valued at one times his or her base salary. Such ownership levels should be satisfied five years from the later of (i) the effective date of the guidelines, or (ii) the date on which the executive is elected to his or her position. Additionally, each executive should hold at least 33 1/3% of any shares under any equity award, net of (a) any exercise price of stock options, and (b) shares needed to satisfy applicable taxes relating to an award, until the share ownership guidelines have been satisfied.

Market Compensation Data

In determining the level of compensation to be paid to Named Executive Officers, we review publicly available compensation information of other public retailing companies from time to time. In addition, as indicated above, we retained Exequity as our independent compensation consultant in fiscal 2010 to evaluate and make recommendations regarding the Company’s executive compensation programs. In that regard, Exequity summarized publicly filed pay data from a customized peer group consisting of the following companies: Abercrombie & Fitch Co., Aéropostale Inc., American Eagle Outfitters Inc., Ann Taylor Stores Corp., Bebe Stores Inc., The Buckle Inc., Chico’s FAS Inc., Children’s Place Retail Stores Inc., Guess Inc., Gymboree Corp., Hot Topic Inc., J. Crew Group Inc., New York and Company Inc., Talbots Inc., Urban Outfitters Inc., Volcom, Inc., Wet Seal Inc., and Zumiez Inc., for use by the Compensation Committee in determining appropriate compensation levels for the Named Executive Officers.

While the Compensation Committee reviews competitive compensation data in making its compensation decisions, it does not base its decisions on this information alone and specifically does not set compensation levels to any specific level relative to these other companies. The Compensation Committee believes that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers. In making its compensation decisions, the Compensation Committee also considers each Named Executive Officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Schoenfeld are higher than they are for the other Named Executive Officers reflecting his responsibility as Chief Executive Officer for the overall operations of the Company.

Current Executive Compensation Program Elements

Base Salaries.  Each of our Named Executive Officers is a party to an employment agreement or a non-binding offer letter that provides for a fixed base salary, subject to annual review by the Compensation Committee. The Compensation Committee generally reviews the base salary of each Named Executive Officer in March of each fiscal year and makes adjustments to those salaries in its discretion with input from the Chief Executive Officer (as to Named Executive Officers other than himself). In determining the appropriate base salary for each Named Executive Officer, the Compensation Committee considers, among other factors, the Company’s performance and general economic and market conditions and the length of the Named Executive Officer’s employment, and also makes a subjective evaluation of past performance and expected future contributions with input from the Chief Executive Officer. Based on this review, and in particular the Company’s financial performance, the Compensation Committee determined that no changes would be made to the Named Executive Officers’ base salaries for fiscal 2010, with the exception of Charles Mescher, who received an increase in salary from $385,000 to $400,000.

Mr. Schoenfeld’s annual base salary was set at $1,050,000 upon his commencing employment as the Company’s President and Chief Executive Officer in June 2009. This amount was negotiated with Mr. Schoenfeld and provided for under his employment agreement. See “Employment Agreement with Mr. Schoenfeld.”

Annual Bonuses.  Each of our Named Executive Officers is a party to an employment agreement or a non-binding offer letter that provides for an annual bonus opportunity with a specified target and maximum value. For fiscal 2010, the Compensation Committee adopted a broad-based bonus plan that included the Named Executive Officers, each other executive officer, and each non-retail manager of the Company. Participants under the plan were eligible to receive a bonus equal to a percentage of their base salary. The amount of the bonus payable depended on the Company’s achievement of a pre-set financial target and the participants’ achievement of individual goals, with the largest percentage of the bonus only payable if the Company achieved its financial target. Since the Company did not achieve such target for fiscal 2010, participants were only eligible to receive that portion of their bonus tied to their individual goals. With respect to the Named Executive Officers, and each other senior executive officer of the Company, the Compensation Committee determined that no bonuses should be paid to them under the plan for fiscal 2010. The Committee’s decisions regarding bonuses were consistent with the Company’s compensation objectives that (i) compensation should hold executives accountable for both Company and individual performance, and (ii) compensation should align executives’ interests with those of shareholders.

Long-Term Equity Incentives.  The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of equity instruments that are in, or valued by, reference to our common stock. In January 2010, the Compensation Committee adopted guidelines for annual equity grants to senior managers of the Company, including the Named Executive Officers, and other top performing employees. Under the guidelines, participants are eligible to receive equity grants in an amount equal to a percentage of their base salaries, subject to an assessment of their performance during the fiscal year.

Grants under the guidelines are made annually, usually in March of each year, and are currently awarded in the form of either non-vested stock, non-qualified stock options, or a combination of the two.

Non-vested Stock.  Each award of non-vested stock is generally subject to a four-year vesting schedule and provides an incentive for the executive to continue employment with the Company through the vesting period. At the end of the vesting period, the executive’s shares will have the value of the Company’s stock price on the vesting date. In general, this means the executive will receive an award that has some financial value regardless of stock price volatility. However, the value of the non-vested stock changes with the price of our stock, so non-vested stock also helps to link executives’ interests with those of our shareholders.

In March 2010, the Compensation Committee approved grants of non-vested stock to Mr. Brewer, Ms. Lee and Mr. Mescher. Ms. Lee’s grant was made in connection with her commencing employment with the Company and is subject to a four-year vesting schedule. Mr. Brewer and Mr. Mescher’s grants were made in connection with yearly performance evaluations and are subject to a four-year vesting schedule. The size of the grants to Messrs. Brewer and Mescher were determined in accordance with the guidelines for equity grants discussed above. The size of Ms. Lee’s grant was negotiated with her in connection with her hiring by the Company.

In June 2010, the Compensation Committee approved a grant of non-vested stock to Mr. Brewer. Mr. Brewer’s grant was made in connection with his promotion to Senior Vice President and is subject to a four-year vesting schedule. The size of the grant to Mr. Brewer was made in accordance with the Company’s guidelines for grants to promoted officers.

Stock Options.  We also grant long-term incentive awards to Named Executive Officers in the form of stock options. The exercise price of options is equal to the closing price of our common stock on the grant date. Thus, Named Executive Officers will only realize value on their options if our shareholders realize value on their shares. The options also function as a retention incentive for our executives as they are generally subject to vesting over a period of years after the grant date.

In March 2010, the Compensation Committee approved grants of stock options to Mr. Brewer, Ms. Lee and Mr. Mescher. Ms. Lee’s grant was made in connection with her commencing employment with the Company and is subject to a four-year vesting schedule. Mr. Brewer and Mr. Mescher’s grants were made in connection with yearly performance evaluations and are subject to a four-year vesting schedule. The size of the grants to Messrs. Brewer and Mescher were determined in accordance with the guidelines for annual equity grants discussed above. The size of Ms. Lee’s grant was negotiated with her in connection with her hiring by the Company.

In June 2010, the Compensation Committee approved a grant of non-vested stock to Mr. Brewer. Mr. Brewer’s grant was made in connection with his promotion to Senior Vice President and is subject to a four-year vesting schedule. The size of the grant to Mr. Brewer was made in accordance with the Company’s guidelines for annual grants to promoted officers.

The material terms of all equity awards granted to the Named Executive Officers during fiscal 2010 are described below under “Grants of Plan-Based Awards — Fiscal 2010.”

Retirement Benefits.  The Company provides retirement benefits to the Named Executive Officers under the terms of its tax-qualified 401(k) plan. The Company makes matching contributions to the 401(k) plan at the rate of 100% of the first three percent of eligible salary deferrals and 50% of the next two percent of eligible salary deferrals by all participants, subject to Internal Revenue Service (“IRS”) limits. These matching contributions vest immediately. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Deferred Compensation Opportunities.  Named Executive Officers are currently permitted to elect to defer up to 50% of their base salary and up to 100% of their bonuses under the Executive Deferred Compensation Plan. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. In fiscal 2009, the Company discontinued any matching contributions to the Executive Deferred Compensation Plan. Please see the “Non-Qualified Deferred Compensation — Fiscal 2010” table and the related narrative section, “Non-Qualified Deferred Compensation Plans,” below for a description of the Company’s Executive Deferred Compensation Plan and the benefits thereunder.

Perquisites and Personal Benefits.  In addition to base salaries and annual bonus opportunities, the Company provides the Named Executive Officers with certain perquisites and personal benefits, including a car allowance, cell phone allowance, and payment of relocation expenses, as applicable. These benefits are a small portion of the compensation of the Named Executive Officers. The Company does not generally provide the Named Executive

Officers with any tax “gross ups” to make them whole for any taxes that may be imposed on these perquisites and personal benefits. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the Named Executive Officers with additional annual compensation that supplements their base salaries and bonus opportunities. We view the value of the perquisites as another component of annual compensation that is merely paid in a different and, in some instances, tax advantaged form. Accordingly, when determining each Named Executive Officer’s base salary, we take the value of each Named Executive Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Executive Officer in fiscal 2010 are reported within the “All Other Compensation” column of the “Summary Compensation Table” below and explained in more detail in footnote (4) thereto.

Severance and Other Benefits upon Termination of Employment.  The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company provides such protections for each of its Named Executive Officers and other executive officers of the Company, including those listed under the “Summary Compensation Table.” Except in the case of Mr. Schoenfeld, severance benefits for the Named Executive Officers are provided under the Executive Severance Plan. In the case of Mr. Schoenfeld, severance benefits are provided under his employment agreement.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, under the Executive Severance Plan, or in the case of Mr. Schoenfeld, his employment agreement, Named Executive Officers are generally entitled to severance benefits in the event of a termination of employment by the Company without “cause” (as defined in the applicable document). The Company has determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive’s employment in light of their positions within the Company and as part of their overall compensation package. In the case of Mr. Schoenfeld, severance benefits are also provided in the event of a termination of employment by him for “good reason” (as defined in his employment agreement) that we believe results in a constructive termination of his employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our Named Executive Officers with enhanced severance benefits under our Executive Severance Plan if the executive’s employment is terminated by the Company without cause or by the executive for good reason in connection with a change in control. Mr. Schoenfeld is entitled to similar protection under his employment agreement. Additionally, because we believe that a termination by an executive for good reason is conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control where the Company is not the surviving corporation (or where it does not survive as a public company), then, like all other employees, Named Executive Officers will receive immediate vesting of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Executive Officers’ ability to realize any further value with respect to the equity awards.

Our current philosophy is that Named Executive Officers (including the Chief Executive Officer) should not be entitled to reimbursement for any excise taxes imposed on their severance and other payments under Section 4999 of the Internal Revenue Code because we believe we have established appropriate severance arrangements after factoring in the possibility of the imposition of excise taxes on those Named Executive Officers.

Please see the “Potential Payments Upon Termination or Change in Control” Section below for a description of the potential payments that may be made to the Named Executive Officers (other than the Named Executive Officers no longer employed by the Company) in connection with their termination of employment or a change in control and a description of the payments that have become payable to our Named Executive Officers who are no longer employed by the Company.

Employment Agreement with Mr. Schoenfeld

On June 16, 2009, the Company entered into an employment agreement with Mr. Schoenfeld to serve as our Chief Executive Officer. The initial term of the agreement was three years and such term would be automatically extended for additional successive one year periods unless either party notified the other of its intent not to renew the agreement at least 60 days prior to the expiration date. In January 2011, the Compensation Committee effectively extended Mr. Schoenfeld’s agreement to June 29, 2013 by advising him that it would not exercise its non-renewal right prior to April 29, 2012. The specific compensation components of Mr. Schoenfeld’s employment agreement are discussed below and in the compensation tables and narratives that follow this discussion.

In negotiating Mr. Schoenfeld’s employment agreement and compensation levels, the Compensation Committee considered peer company data obtained and evaluated by Hewitt, the Committee’s compensation consultant in 2009. The peer group identified for purposes of Mr. Schoenfeld’s employment agreement primarily consisted of the companies identified above under “Market Compensation Data.” While the Compensation Committee considered peer company data, it did not target Mr. Schoenfeld’s compensation to any specific benchmark against the peer group.

The compensation levels, awards and other terms of Mr. Schoenfeld’s employment agreement were the result of negotiations between Mr. Schoenfeld and the Company. The Compensation Committee determined, in its judgment and based on Mr. Schoenfeld’s experience and general competitive practices, that the compensation levels, awards and other terms of Mr. Schoenfeld’s agreement were appropriate to attract and retain Mr. Schoenfeld and that they were also consistent with the objectives of the Company’s compensation program outlined above. The Compensation Committee also considered that Mr. Schoenfeld’s employment agreement does not include tax gross-up payments, does not provide for special benefits or perks not offered by the Company to its employees generally, and provides for severance only in certain limited circumstances should a termination of Mr. Schoenfeld’s employment actually occur and only if Mr. Schoenfeld provides a release of claims to the Company.

Section 162(m) Policy

The Compensation Committee considers the anticipated tax treatment to the Company of the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to a public corporation for compensation in excess of $1,000,000 paid during a year to its chief executive officer or to certain of its other executive officers. However, Section 162(m) exempts qualifying “performance based” compensation from the $1,000,000 limit.

While striving to satisfy the Company’s goal of linking a significant portion of each executive officer’s compensation to the financial performance of the Company, the Compensation Committee also strives to provide each executive officer with a compensation package that will preserve the Company’s tax deduction for such compensation. In that regard, stock options awarded to the Company’s executive officers are intended to be qualified “performance based” compensation for purposes of Section 162(m). The non-vested stock awards awarded in fiscal 2010 are not deemed “performance based” compensation for purposes of Section 162(m) and thus may not be deductible to the Company in the year of vesting.

The Compensation Committee and the Board may authorize non-deductible compensation in such circumstances as they deem appropriate. Because of ambiguities and uncertainties in Section 162(m), no assurances can be given that compensation intended by the Company to be “performance based” within the meaning of Section 162(m) will in fact be deductible by the Company.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four non-employee directors named at the end of this report, each of whom is independent as defined by the NASDAQ listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis Section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis Section be included in the Company’s 2010 Annual Report on Form 10-K filed with the SEC.

Compensation Committee of the Board of Directors
Grace Nichols (Chair)
William C. Cobb
George R. Mrkonic
Peter Starrett

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of fiscal 2010, the Company’s Compensation Committee consisted of Grace Nichols, William C. Cobb, George R. Mrkonic and Peter Starrett. None of the members of the Compensation Committee was, during fiscal 2010, an executive officer or employee of the Company, is a former officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2010.

SUMMARY COMPENSATION TABLE — FISCAL 2008-2010

The following table and explanatory notes present information regarding compensation of the Named Executive Officers for services rendered during fiscal 2010, 2009 and 2008:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(1)	($)(3)	($)(4)	($)

Gary H. Schoenfeld,	2010	1,050,000	—	—	—	—	—	8,700	1,058,700
President, CEO and Director(5)	2009	625,962	—	96,000	3,324,600	—	—	5,215	4,051,777
Christine Lee,	2010	336,539	—	127,250	225,098	—	—	74,949	763,835
SVP, Women’s Merchandising(6)
Charles Mescher,	2010	398,272	—	98,237	99,043	—	35,801	9,467	640,820
SVP, Men’s Merchandising(7)	2009	385,025	38,503	10,660	120,629	—	43,484	8,100	606,401
	2008	385,025	33,000	85,735	113,535	—	14,197	8,100	639,592
Jonathan Brewer,	2010	360,507	—	96,862	104,564	—	—	9,490	571,423
SVP, Product Development and	2009	338,042	—	6,560	47,607	—	—	16,022	408,231
Supply Chain(8)	2008	336,362	22,000	52,760	90,828	—	—	9,268	511,218
Michael L. Henry(9)	2010	300,000	—	—	—	—	30,942	9,490	340,432
SVP , CFO	2009	300,000	—	10,660	95,895	—	34,714	8,700	449,969
	2008	300,000	—	85,735	113,535	—	—	19,207	518,477

(1)	For fiscal 2010, none of the Named Executive Officers received any bonus or non-equity incentive amounts.

(2)	Amounts reported in these columns represent the aggregate grant date fair value of awards granted during the respective year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011, and (ii) similar footnotes to the Company’s Consolidated Financial Statements for prior years when the awards were granted. The amounts reported may not reflect the actual financial benefit realized by each Named Executive Officer with respect to his or her outstanding option or stock awards. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for fiscal 2008 and prior fiscal years based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the SEC’s disclosure rules now require that we present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal 2008 on a similar basis as the fiscal 2009 and 2010 presentations using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in fiscal 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each Named Executive Officer’s total compensation amounts for fiscal 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(3)	Amounts reported represent the change in the non-qualified deferred compensation plan in fiscal 2010 of $35,801 and $30,942, respectively, and $43,484 and $34,714, respectively, in fiscal 2009.

(4)	Amounts reported represent car and phone allowances for each of the Named Executive Officers. In addition, amounts reported in fiscal 2010 for Christine Lee include $65,794 related to the payment of relocation expenses by the Company.

(5)	In June 2009, Mr. Schoenfeld was named President and CEO. The amount reported as “Salary” for fiscal 2009 in this table includes the base salary paid to Mr. Schoenfeld from June 2009 through the end of fiscal 2009 (the portion of the year he served as President and CEO).

(6)	In February 2010, Ms. Lee was named SVP, Women’s Merchandising. The amount reported as “Salary” for fiscal 2010 in this table includes the base salary paid to her from February 2010 through the end of fiscal 2010 (the portion of the year she served as SVP, Women’s Merchandising).

(7)	In January 2010, Mr. Mescher, was designated an executive officer of the Company. Amounts reported for fiscal 2009 and 2008 represent his compensation for both of such years.

(8)	In June 2010, Mr. Brewer was promoted to SVP, Product Development and Supply Chain.

(9)	Mr. Henry’s employment with us was terminated on April 22, 2011.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2010. The primary elements of each Named Executive Officer’s total compensation for fiscal 2010 reported in the table are base salary and long-term equity incentives consisting of stock options, stock appreciation rights (“SARs”) and non-vested stock. Named Executive Officers also earned the other benefits listed in the “All Other Compensation” column of the “Summary Compensation Table,” as further described in footnote (4) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary is provided immediately following this Section. The “Grants of Plan-Based Awards In Fiscal 2010” table, and the description of the material terms of the plan-based awards granted during fiscal 2010 that follows it, provides information regarding the long-term equity incentive compensation awarded to Named Executive Officers in fiscal 2010. The

“Outstanding Equity Awards at Fiscal 2010 Year-End” and “Option Exercises and Stock Awards Vested in Fiscal 2010” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Non-Qualified Deferred Compensation — Fiscal 2010” table and related description of the material terms of our non-qualified Executive Deferred Compensation Plan provide details of the deferred compensation earnings and activity for the Named Executive Officers, and also provide a more complete picture of the potential future payments due to our Named Executive Officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, have been, or may become payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

We are currently parties to an employment agreement with Mr. Schoenfeld and non-binding offer letters with Messrs. Mescher, Brewer, Kaplan, Henry and Ms. Lee. The terms outlined in these documents, including the salary and bonus terms thereof, are briefly described below. Provisions of these documents relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement, including the Section entitled “Potential Payments upon Termination or Change in Control.”

Gary H. Schoenfeld.  In connection with his appointment as President and Chief Executive Officer, Mr. Schoenfeld and the Company entered into an employment agreement on June 16, 2009. The employment agreement provides for an initial three-year term ending June 29, 2012 which, as described above, has been extended to June 29, 2013. Mr. Schoenfeld’s employment agreement will be automatically extended for additional successive one-year periods unless either party to the agreement advises the other of its intent not to renew such agreement not less than 60 days prior to the expiration date. Under the employment agreement, Mr. Schoenfeld currently receives a base salary at an annual rate of $1,050,000 and an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Compensation Committee. Mr. Schoenfeld’s target incentive bonus is 100% of his base salary with a maximum incentive bonus of 200% of his base salary. However, Mr. Schoenfeld was not eligible for an annual bonus for fiscal 2009 and did not receive a bonus for fiscal 2010. Mr. Schoenfeld is also entitled to participate in the Company’s benefit plans on terms consistent with those applicable to the Company’s other executives or employees generally, except that Mr. Schoenfeld will not participate in any severance arrangements other than those provided in his employment agreement.

Christine Lee.  Ms. Lee, the Company’s Senior Vice President, Women’s Merchandising, currently receives an annual salary of $375,000, subject to annual review by the Compensation Committee. For fiscal 2010, Ms. Lee was eligible to receive an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). However, as discussed in the “Current Executive Compensation Program Elements — Annual Bonuses” Section of the Compensation Discussion and Analysis above, the Company did not pay annual bonuses for fiscal 2010 to Named Executive Officers. Ms. Lee is also eligible to participate in the Company’s usual benefit programs for executives.

Charles Mescher.  Mr. Mescher, the Company’s Senior Vice President, Men’s Merchandising, currently receives an annual salary of $400,000, subject to annual review by the Compensation Committee. For fiscal 2010, Mr. Mescher was eligible to receive an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). However, as discussed in the “Current Executive Compensation Program Elements — Annual Bonuses” Section of the Compensation Discussion and Analysis above, the Company did not pay annual bonuses for fiscal 2010 to Named Executive Officers. Mr. Mescher is also eligible to participate in the Company’s usual benefit programs for executives.

Jonathan Brewer.  Mr. Brewer, the Company’s Senior Vice President, Product Development and Supply Chain, currently receives an annual salary of $372,000, subject to annual review by the Compensation Committee. For fiscal 2010, Mr. Brewer was eligible to receive an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). However, as discussed in the “Current Executive Compensation Program Elements — Annual Bonuses” Section of the Compensation Discussion and Analysis

above, the Company did not pay annual bonuses for fiscal 2010 to Named Executive Officers. Mr. Brewer is also eligible to participate in the Company’s usual benefit programs for executives.

Michael Kaplan.  Mr. Kaplan was appointed Senior Vice President and Chief Financial Officer on April 20, 2011, effective as of May 2, 2011. Mr. Kaplan receives a base salary of $385,000 and an annual incentive bonus opportunity based on the Company’s achievement of a pre-set financial target and Mr. Kaplan’s achievement of performance criteria to be established by the Chief Executive Officer. Mr. Kaplan’s target incentive bonus is 50% of his base salary with a maximum incentive bonus of 100% of his base salary. Mr. Kaplan will also be entitled to participate in the Company’s usual benefit programs for executives.

Michael L. Henry.  Mr. Henry, our former Senior Vice President and Chief Financial Officer, received a base salary of $300,000 in fiscal 2010. Mr. Henry was eligible to receive an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). However, as discussed in the “Current Executive Compensation Program Elements — Annual Bonuses” Section of the Compensation Discussion and Analysis above, the Company did not pay annual bonuses for fiscal 2010 to Named Executive Officers. Mr. Henry was also eligible to participate in the Company’s usual benefit programs for executives. Mr. Henry’s employment with us was terminated on April 22, 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table presents information regarding the plan-based incentive awards granted to Named Executive Officers during fiscal 2010 under the Company’s 2005 Performance Incentive Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

					Grant
		All Other	All Other		Date
		Stock	Option		Fair
		Awards:	Awards:	Exercise	Value of
		Number of	Number of	or Base	Stock
		Shares of	Securities	Price of	and
		Stock or	Underlying	Option	Option
	Grant	Units	Options	Awards	Awards
Name	Date	(#)	(#)	($/Sh)	($)(1)

Christine Lee
Non-vested stock	3/23/10	25,000	—	5.09	127,250
Stock options	3/23/10	—	75,000	5.09	225,098
Charles Mescher
Non-vested stock	3/23/10	19,300	—	5.09	98,237
Stock options	3/23/10	—	33,000	5.09	99,043
Jonathan Brewer
Non-vested stock	3/23/10	11,800	—	5.09	60,062
Non-vested stock	6/3/10	10,000	—	3.68	36,800
Stock options	3/23/10	—	20,300	5.09	60,926
Stock options	6/3/10	—	20,000	3.68	43,638

(1)	The fair value amounts presented in the table for non-vested stock and non-qualified stock options reflect the grant-date fair value of these awards determined for accounting purposes (calculated using the Black-Scholes method) applying the assumptions referenced in footnote (2) to the Summary Compensation Table, and may not reflect the actual financial benefit that Named Executive Officers will realize from the awards.

Description of Plan-Based Awards

Each of the awards reported in the “Grants of Plan-Based Awards In Fiscal 2010” table was granted under, and is subject to the terms of the 2005 Performance Incentive Plan. The plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2005 Performance Incentive Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will become fully vested and, in the case of options and SARs, exercisable, unless otherwise provided by the Board in circumstances where the Board has made a provision for the assumption or other continuation of the awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

Stock Options

Stock options reported in the “All Other Option Awards” column of the table above were granted with a per-share exercise or base price equal to at least the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Performance Incentive Plan and the Company’s equity award grant practices, the fair market value is equal to the closing price of a share of our common stock on the grant date.

Stock options granted to our Named Executive Officers during fiscal 2010 will generally vest in equal installments over a four-year period. Once vested, options will generally remain exercisable until their normal expiration date. However, unvested options will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise vested options following a termination of employment. This period is extended to twelve months if the termination is on account of the Named Executive Officer’s retirement, death or total disability. However, if a Named Executive Officer’s employment is terminated by the Company for cause, outstanding options (whether vested or unvested) will immediately terminate.

Non-vested Stock

Each award of non-vested stock to our Named Executive Officers reported in the “All Other Stock Awards” column of the table above is subject to a four-year vesting schedule. Prior to the time they become vested, shares of non-vested stock generally may not be transferred, sold or otherwise disposed of. Upon the termination of a Named Executive Officer’s employment, any then-unvested shares of non-vested stock will be forfeited to the Company. The Named Executive Officers are not entitled to any payment with respect to non-vested stock that is forfeited to the Company. The Named Executive Officers are entitled to cash dividends on shares of non-vested stock at the same rate that the Company pays dividends on all of its common stock. However, no dividends will be paid on shares of non-vested stock that are forfeited to the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table presents information regarding the outstanding option and stock awards held by each Named Executive Officer as of the end of fiscal 2010 (January 29, 2011), including footnote disclosure of the vesting dates for the portions of these awards that had not vested as of that date:

	Option Awards					Stock Awards
								Market
						Number of		Value of
	Number of	Number of				Shares		Shares or
	Securities	Securities				or Units		Units of
	Underlying	Underlying			Option	of Stock That		Stock That
	Unexercised	Unexercised		Option	Expiration	Have		Have Not
	Options:	Options:		Exercise	Date	Not Vested		Vested
Name	Exercisable	Unexercisable		Price ($)	(1)	(2)		($)(3)

Gary H. Schoenfeld	250,000	750,000	(4)	3.84	8/26/16	—		—
	—	500,000	(5)	3.98	1/18/17	—		—
Christine Lee	—	75,000	(6)	5.09	3/23/17	—		—
	—	—		—	—	25,000	(6)	106,750
Charles Mescher	5,000	—		23.31	1/11/15	—		—
	10,000	—		22.69	3/15/13	—		—
	15,000	5,000	(7)	20.86	4/2/14	—		—
	12,500	12,500	(8)	13.19	3/25/15	—		—
	—	117,650	(9)	1.64	4/16/16	—		—
	6,250	18,750	(10)	1.64	4/16/16	—		—
	—	33,000	(6)	5.09	3/23/17	—		—
	—	—		—	—	1,875	(11)	8,006
	—	—		—	—	4,875	(10)	20,816
	—	—		—	—	1,666	(7)	7,114
	—	—		—	—	3,250	(8)	13,878
	—	—		—	—	19,300	(12)	82,411
Jonathan Brewer	13,449	—		22.79	5/15/13	—		—
	1,551	—		22.79	5/15/13	—		—
	13,125	4,375	(7)	20.86	4/2/14	—		—
	10,000	10,000	(8)	13.19	3/25/15	—		—
	—	36,000	(9)	1.64	4/16/16	—		—
	—	15,000	(10)	1.64	4/16/16	—		—
	—	20,300	(6)	5.09	3/23/17	—		—
	—	20,000	(13)	3.68	6/3/17	—		—
	—	—		—	—	1,458	(7)	6,226
	—	—		—	—	750	(11)	3,203
	—	—		—	—	2,000	(8)	8,540
	—	—		—	—	3,000	(10)	12,810
	—	—		—	—	11,800	(12)	50,386
	—	—		—	—	10,000	(13)	42,700
Michael L. Henry(14)	5,625	—		7.26	8/6/11	—		—
	6,750	—		9.49	2/4/12	—		—
	6,000	—		12.50	3/11/13	—		—
	4,400	—		24.75	2/25/14	—		—
	5,000	—		27.08	3/21/12	—		—
	10,000	—		22.69	3/15/13	—		—
	11,250	3,750	(7)	20.86	4/2/14	—		—
	12,500	12,500	(8)	13.19	3/25/15	—		—
	—	88,250	(9)	1.64	4/16/16	—		—
	6,250	18,750	(10)	1.64	4/16/16	—		—
	—	—		—	—	1,250	(7)	5,338
	—	—		—	—	875	(11)	3,736
	—	—		—	—	3,250	(8)	13,878
	—	—		—	—	4,875	(10)	20,816

(1)	The expiration dates shown in the table are the normal expiration dates, and the latest dates that the stock options/SARs (which, as indicated, are collectively referred to as “option awards”) may be exercised. The option awards may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment or a change in control or similar transaction with respect to the Company. For each Named Executive Officer, the unexercisable option awards are also unvested and will generally terminate if the Named Executive Officer’s employment terminates.

(2)	The stock awards in the table represent non-vested stock awards or restricted stock units payable in shares of our common stock on a one-for-one basis upon vesting. The stock awards held by our Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company as described in more detail above under “Grants of Plan-Based Awards In Fiscal 2010” and below under “Potential Payments Upon Termination or Change in Control.” In addition, unvested stock awards will be forfeited if a Named Executive Officer’s employment terminates (for any reason).

(3)	The market value of stock awards reported in the table are computed by multiplying the number of shares of stock reported above by the closing market price of our common stock of $4.27 on the last trading day of fiscal 2010.

(4)	The unvested portion of this award is scheduled to vest in three equal installments on August 26 of each of 2011, 2012 and 2013.

(5)	The unvested portion of this award is scheduled to vest on June 29, 2013.

(6)	The unvested portion of this award is scheduled to vest in four equal installments on March 23 of each of 2011, 2012, 2013 and 2014.

(7)	The unvested portion of this award is scheduled to vest on April 2, 2011.

(8)	The unvested portion of this award is scheduled to vest on March 25 of each of 2011 and 2012.

(9)	The unvested portion of this award is scheduled to vest in two equal installments on April 16 of each of 2011 and 2012.

(10)	The unvested portion of this award is scheduled to vest in three equal installments on April 16 of each of 2011, 2012 and 2013.

(11)	The unvested portion of this award is scheduled to vest on October 12, 2011.

(12)	The unvested portion of this award is scheduled to vest in four equal installments on March 25 of each of 2011, 2012, 2013 and 2014.

(13)	The unvested portion of this award is scheduled to vest in four equal installments on June 3 of each of 2011, 2012, 2013 and 2014.

(14)	Mr. Henry’s employment with us was terminated on April 22, 2011.

OPTION EXERCISES AND STOCK AWARDS VESTED IN FISCAL 2010

The following table presents information regarding the exercise of stock options and the vesting of stock awards by Named Executive Officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Gary H. Schoenfeld	—	—	25,000	103,250
Christine Lee	—	—	—	—
Charles Mescher	—	—	11,792	54,926
Jonathan Brewer	2,017 (3)	14,400	4,208	24,041
Michael L. Henry(4)	—	—	7,875	38,574

(1)	Amounts represent the market value of the shares of common stock underlying the “in-the-money” options at the exercise date minus the aggregate exercise price of such options.

(2)	Amounts represent the market value of a share of our common stock on the vesting date.

(3)	The amount represents the number of shares that were acquired upon the exercise of 5,000 stock appreciation rights.

(4)	Mr. Henry’s employment with us was terminated on April 22, 2011.

PENSION BENEFITS — FISCAL 2010

The following table presents information regarding the present value of accumulated retirement benefits that are payable to Sally Frame Kasaks, our former Chief Executive Officer, as a result of the Company’s settlement of a dispute we had with Ann Taylor Stores, Inc. regarding the supplemental retirement benefit Ms. Kasaks was entitled to receive from Ann Taylor. The Company does not sponsor or maintain any other qualified or nonqualified defined-benefit pension plans.

		Number of		Payments
		Years	Present Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

Sally Frame Kasaks	Supplemental Retirement Benefit	Not Applicable	$1,555,554	—

(1)	The calculation of the present value of accumulated benefits shown above assumes a partial monthly supplemental retirement benefit payment of $10,280 in March 2013 and then full monthly payments of $12,477 starting in April 2013 and continuing thereafter through November 2028 (estimated remaining life expectancy). The present value discount rate is obtained from the Federal Reserve Statistical Release using the treasury constant maturity for the bond closest to Ms. Kasaks’ estimated remaining life expectancy (4.44% at January 29, 2011). The calculation of the present value of accumulated benefits has been reduced by the offset from Ms. Kasaks’ annual primary social security benefits. Ms. Kasaks’ monthly supplemental retirement payments will be accelerated and paid in an actuarially equivalent lump sum upon the occurrence of a change in control of the Company. In connection with her resignation as our Chief Executive Officer in June 2009, the Company agreed to continue to be obligated to make the payments described in this Section.

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2010

The following table presents information regarding the contributions, investment earnings, distributions and total value of certain of the Named Executive Officers’ deferred compensation balances in the Executive Deferred Compensation Plan during fiscal 2010. Messrs. Schoenfeld and Brewer, and Ms. Lee did not have any account balances under the Executive Deferred Compensation Plan at any time during fiscal 2010.

				Aggregate
	Aggregate			Investment	Aggregate	Aggregate
	Balance at	Executive	Registrant	Earnings	Withdrawals/	Balance at
	1/31/2010	Contributions	Contributions	(Loss)	Distributions	1/29/2011
	($)	($)	($)	($)(1)	($)	($)

Michael L. Henry(2)	122,263	—	—	30,942	—	153,205
Charles Mescher	153,267	—	—	35,801	—	189,068

(1)	None of the amounts reported above are considered to be at above-market rates under SEC rules and, accordingly, are not included as compensation for each Named Executive Officer in the “Summary Compensation Table.”

(2)	Mr. Henry’s employment with us was terminated on April 22, 2011.

Non-Qualified Deferred Compensation Plans

The Company permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the “Summary Compensation Table” on a deferred basis under the Company’s Executive Deferred Compensation Plan. Certain material terms of the Executive Deferred Compensation Plan are discussed below. The Executive Deferred Compensation Plan was amended effective as of December 31, 2008 in order to comply with the IRS’s deferred compensation rules under Section 409A of the Internal Revenue Code. As part of the Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned or determined on or after January 1, 2005.

Under the plan, each Named Executive Officer may currently elect to defer up to 50% of his or her base salary and/or up to 100% of any bonuses he or she may earn. Prior to 2009, the Company made matching contributions to participants’ accounts under the plan. Effective for all plan years commencing on or after January 1, 2009, the Compensation Committee has suspended credit or payment of any Company contributions to the plan.

Named Executive Officers are always 100% vested in their salary deferrals under the plan. Matching contributions for a particular plan year become vested at a rate of 25% for each year of vesting service completed by the Named Executive Officer. For a particular matching contribution, a year of vesting service begins on January 1 of the year for which the contribution was made and ends on December 31 of the same year.

Upon a termination of a Named Executive Officer’s employment (other than due to death or total disability or following early or normal retirement age), then-unvested Company contributions are forfeited back to the Company. Named Executive Officers become fully vested in their plan balances upon a change in control of the Company or upon a termination of employment due to death or total disability or following attainment of early or normal retirement age.

A Named Executive Officer’s deferrals under the plan (including earnings and matching contributions) are credited with investment gains and losses until the amounts are paid out. Investment gains and losses are credited to a Named Executive Officer’s account on the last day of each month by multiplying the balance credited to each investment option selected by the Named Executive Officer as of the first day of the month (for this purpose, amounts credited to the plan and change in investment options during the month will be deemed to have occurred on the first day of the month) by the investment return on that option for the particular month. For purposes of determining investment gains and losses, deferrals under the plan are deemed invested in the investment options selected by the Named Executive Officer; the Company need not actually invest deferrals under the plan in the applicable investment options. Participants may change their investment options effective as of the end of any calendar month (or more frequently if approved by the Company), provided that the change is submitted by the applicable deadline. If a participant does not elect an investment option, the default investment option is a money market fund (or such other fund selected by the plan administrator as the default fund).

The following table presents the investment gain or loss (expressed as a percentage rate of return) for each of the investment options under the plan for fiscal 2010:

2010 Rate
Fund Name	of Return

MFC Global Money Market — Default Fund	(0.51)%
PIMCO Real Return Bond	6.29%
American Funds American Bond	4.11%
PIMCO Total Return	5.61%
Western Asset High Yield	14.28%
MFC Global Lifestyle Conservative	8.58%
MFC Global Lifestyle Moderate	11.75%
MFC Global Lifestyle Balanced	13.75%
MFC Global Lifestyle Growth	16.82%
MFC Global Lifestyle Aggressive	22.71%
PIMCO VIT All Asset	11.32%
American Funds American Growth-Income	17.55%
T. Rowe Price Equity-Income	20.94%
MFC Global 500 Index	21.07%
Jennison Capital Appreciation	19.46%
T. Rowe Price Mid Value	21.48%
MFC Global Mid Cap Index	32.05%
UBS Large Cap	20.42%
Wellington Mid Cap Stock	33.82%
T. Rowe Price Small Company Value	25.31%
MFC Global Small Cap Index	30.10%
Invesco AIM/DFA Small Cap Opportunities	33.99%
MFC Global Smaller Company Growth	28.22%
Franklin Templeton Global	15.87%
Franklin Templeton International Value	17.30%
State Street International Equity Index	17.79%
DFA International Small Company	24.51%
Wellington Natural Resources	26.22%
RCM / T. Rowe Price Science & Technology	37.62%

Amounts deferred under the 2008 plan document may generally be deferred until the first to occur of a specified date, retirement or other termination of employment or a change in control of the Company. Amounts deferred until termination of employment will generally be paid as a lump sum. However, if a Named Executive Officer terminates employment prior to his or her early retirement age (age 50 with 10 years of service), the Named Executive Officer may elect to receive a distribution in three substantially equal annual installments. If a Named Executive Officer terminates employment after his or her early retirement age, the Named Executive Officer may elect to receive a distribution in substantially equal annual installments over two to 15 years. The payment of any unpaid installments will be accelerated upon the occurrence of an intervening change in control of the Company within the meaning of Section 409A of the Code. Amounts deferred under the grandfathered plan document may generally be withdrawn at any time upon the election of a Named Executive Officer, subject to a 10% early withdrawal penalty. Emergency hardship withdrawals may also be permitted under the plan in the discretion of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following Section describes the benefits that may become payable to the Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. Please see the “Current Executive Compensation Program Elements — Severance and Other Benefits Upon Termination of Employment” Section of the Compensation Discussion and Analysis above for a discussion of how the payments and benefits presented below were determined.

In addition to the termination benefits described below, outstanding equity-based awards may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans. For purposes of the table that follows, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of common stock for stock awards).

In calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on January 29, 2011, and that the price per share of our common stock is equal to the closing price on January 28, 2011 (which was the last trading day in fiscal 2010).

In addition to the benefits described below, upon the retirement or other termination of employment of a Named Executive Officer, the officer may receive a payout of his or her nonqualified deferred compensation balance under the Company’s Executive Deferred Compensation Plan (unless the officer has elected to receive account balance in installments). Please see the “Non-Qualified Deferred Compensation — Fiscal 2010” table above and the related discussion of our Executive Deferred Compensation Plan for a description of these deferred compensation payments. In addition, as a result of the Company’s settlement of its dispute with Ann Taylor Stores, Inc. regarding the supplemental retirement benefit Ms. Kasaks was entitled to receive from Ann Taylor, Ms. Kasaks is entitled to receive a supplemental retirement benefit from the Company, the payment of which may be accelerated in connection with certain changes in control of the Company. Please see the “Pension Benefits — Fiscal 2010” table above and related narrative discussion for a description of Ms. Kasaks’ supplemental retirement benefit from the Company.

Executive Severance Plan.  On August 21, 2007, our Compensation Committee approved the Executive Severance Plan (which was subsequently amended and restated as of November 20, 2008). Under the Executive Severance Plan, if a participant’s employment is terminated by the Company or a subsidiary without “cause” (as defined in the Executive Severance Plan) and other than due to the participant’s death or disability, the participant will generally be entitled to receive the following benefits: (i) a cash payment equal to the participant’s “severance multiplier” times the participant’s rate of base salary immediately prior to the termination of employment, plus (ii) a cash payment equal to (a) the participant’s “severance multiplier” multiplied by (b) one-twelfth of the participant’s base salary immediately prior to the termination of employment multiplied by the participant’s years of service (up to a maximum of twelve), plus (iii) a cash lump sum payment equal to the expected aggregate cost of the premiums that would be charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of months equal to twelve times the participant’s “COBRA multiplier,” plus (iv) reimbursement for outplacement services obtained within a twelve month period following the participant’s termination, up to a maximum of $10,000 ($20,000 in the case of the Chief Executive Officer). Amounts under clauses (i) and (ii) are payable to the participant in substantially equal installments over the participant’s severance period (defined as twelve times the participant’s “severance multiplier”), however, if a change in control of the Company occurs within the meaning of Section 409A of the Code after the payments commence, the remaining payments will be made in a lump sum. Payments are also subject to any required delay imposed under Section 409A of the Code and are subject to mitigation by any amounts earned by the participant from a subsequent employer during the period commencing on the participant’s termination of employment and ending on the date that the last installment payment is made.

Alternatively, under the Executive Severance Plan if a participant’s employment is terminated by the Company or a subsidiary without “cause” (and other than due to his or her death or disability) or by the participant for “good reason” and such termination occurs at any time during the period commencing three months before, and ending twelve months after, a “change in control” (as defined in the Executive Severance Plan) of the Company, the participant will generally be entitled to receive the following benefits: (i) a cash lump sum payment equal to the participant’s “change in control severance multiplier” multiplied by the sum of the participant’s highest rate of base salary in the year prior to his or her termination plus the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity, the average annual bonus paid to the participant in the past three full fiscal years), plus (ii) a cash lump sum payment equal to the expected aggregate cost of the premiums that would be charged to continue medical coverage pursuant to COBRA for a period of months equal to twelve times the participant’s “COBRA multiplier,” plus (iii) reimbursement for outplacement services obtained within a twelve month period following the participant’s termination, up to a maximum of $10,000 ($20,000 in the case of the Chief Executive Officer), if he or she is a participant in the plan.

In order to receive the severance benefits under the Executive Severance Plan described above, the participant must agree to release the Company from all claims arising out of his or her employment relationship. Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants as a participant in the Executive Severance Plan. For all Named Executive Officers who are participants under the Executive Severance Plan, the “severance multiplier,” “change in control severance multiplier” and “COBRA multiplier” are 0.75, 1.5 and 0.75, respectively.

Gary H. Schoenfeld Employment Agreement.  As described above, Mr. Schoenfeld and the Company are parties to an employment agreement that was entered into on June 16, 2009 which provides for certain benefits in connection with a termination of employment with the Company. These benefits are described below.

Under the terms of Mr. Schoenfeld’s employment agreement, if his employment with the Company is terminated by the Company without “cause” or if he terminates his employment for “good reason” (as such terms are defined in the agreement), he will be entitled to the following severance benefits: (1) cash payment in installments of an amount equal to 12 months of his base salary plus one additional month (up to a maximum of 12 additional months) of base salary for each whole year of his service with the Company; (2) a lump sum cash payment equal to the expected cost of COBRA premiums to continue medical coverage for himself and his eligible dependents for 12 months following his termination; and (3) payment of his costs for outplacement services for 12 months following his termination up to a maximum of $20,000. In the event Mr. Schoenfeld’s employment with the Company is terminated by the Company without cause or by Mr. Schoenfeld for good reason within three months before or 12 months after certain changes in control of the Company, Mr. Schoenfeld will be entitled to receive, in lieu of the cash severance benefit described above, a lump sum cash payment equal to two times the sum of his annual rate of base salary plus his target annual bonus for the fiscal year in which the termination occurs (or, if there is no such target bonus in effect, his average annual bonus paid by the Company for the last three full fiscal years). He would also be entitled to receive payment for his COBRA premiums and outplacement benefits as described above. Mr. Schoenfeld’s right to receive the severance benefits described above is subject to his execution of a release of claims in favor of the Company upon the termination of his employment, as well as his compliance with certain protective covenants in the employment agreement, including confidentiality, non-solicitation and, while employed with the Company, non-competition covenants. Mr. Schoenfeld’s severance benefits are also subject to offset for any compensation Mr. Schoenfeld may receive if he obtains a new position during the severance pay period. Mr. Schoenfeld is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Mr. Schoenfeld in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the Code, Mr. Schoenfeld will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in his receiving the greater benefit on an after-tax basis.

Estimated Severance and Change in Control Benefits

The following chart presents the Company’s estimate of the amount of benefits the current Named Executive Officers would have been entitled had their employment terminated or a change in control occurred on January 29, 2011 under the scenarios set forth below:

		Cash	Medical	Equity
		Severance	Benefit	Acceleration	Other	Total
Name	Triggering Event	($)	($)	($)	($)(1)	($)

Gary H. Schoenfeld	Resign without Good Reason	—	—	—	—	—
	Termination without Cause or Resign for Good Reason	1,195,514	10,916	—	20,000	1,226,429
	Change of Control (no termination)	—	—	575,000	—	575,000
	Change of Control and Termination without Cause or Resign for Good Reason	3,295,514	10,916	575,000	20,000	3,901,429
Christine Lee	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	306,485	9,589	—	10,000	326,074
	Change of Control (no termination)	—	—	106,750	—	106,750
	Change of Control and Termination without Cause or for Good Reason	750,000	9,589	106,750	10,000	876,339
Charles Mescher	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	451,301	9,876	—	10,000	471,177
	Change of Control (no termination)	—	—	507,394	—	507,394
	Change of Control and Termination without Cause or for Good Reason	800,000	9,876	507,394	10,000	1,327,270
Jonathan Brewer	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	390,345	10,097	—	10,000	410,442
	Change of Control (no termination)	—	—	269,794	—	269,794
	Change of Control and Termination without Cause or for Good Reason	744,000	10,097	269,794	10,000	1,033,891
	Resign with or without Good Reason	—	—	—	—	—
Michael L. Henry(2)	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	419,075	5,420	—	10,000	434,495
	Change of Control (no termination)	—	—	341,615	—	341,615
	Change of Control and Termination without Cause or for Good Reason	600,000	5,420	341,615	10,000	957,035

(1)	Represents the maximum outplacement amount under the Executive Severance Plan.

(2)	Mr. Henry’s employment with us was terminated on April 22, 2011. As the termination was without cause, Mr. Henry received the benefits outlined in this table under the line item “Termination without Cause.”

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 2005 Performance Incentive Plan (the “2005 Plan”), the 1999 Stock Award Plan (the “1999 Plan”), and the Employee Stock Purchase Plan (the “ESPP”). These plans have each been approved by the Company’s shareholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options and other rights, and the number of shares remaining available for future award grants as of January 29, 2011:

Number of Shares of
Common Stock
Remaining Available
for Future Issuance
Under Equity
	Number of Shares of		Compensation Plans
	Common Stock to be	Weighted-Average	(Excluding Shares
	Issued Upon Exercise of	Exercise Price of	Reflected in the
	Outstanding Options,	Outstanding Options,	First
Plan category	Warrants and Rights	Warrants and Rights(1)	Column)

Equity compensation plans approved by shareholders	3,253,554	$7.12	5,140,351	(2)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	3,253,554	$7.12	5,140,351

(1)	This number reflects the weighted-average exercise price of outstanding options and SARs and has been calculated exclusive of restricted stock units and other rights payable in an equivalent number of shares of Company common stock.

(2)	Of the aggregate number of shares that remained available for future issuance, 4,466,205 were available under the 2005 Performance Incentive Plan and 674,146 were available under the ESPP. This number of shares is presented after giving effect to the 84,232 shares purchased under the ESPP for the purchase period that ended December 31, 2010. Shares authorized for issuance under the 2005 Plan generally may, subject to certain limitations set forth in that plan, be used for any type of award authorized under that plan including, but not limited to, stock options, SARs, restricted stock units, and non-vested stock and stock bonuses. No new awards may be granted under the 1999 Plan.

COMPENSATION-RELATED RISK ASSESSMENT

The Compensation Committee conducted an assessment of the risks related to our compensation policies and practices in March 2011. The assessment was based on an analysis prepared by management and reviewed by the Committee’s compensation consultant, Exequity. After conducting this assessment, the Compensation Committee believes that our compensation policies and practices promote behaviors that are aligned with the long-term interests of the Company and shareholders, and that any risks arising from compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. The Committee reached this conclusion based on a number of factors including: (i) the Company’s compensation programs are enterprise-wide and do not have separate compensation practices for individual business units; (ii) the Company’s Bonus Plan is overwhelmingly weighted towards the achievement of a Company-wide financial target; (iii) the Company’s equity grants are calculated as a percentage of each participant’s salary, vest over multi-year periods and are determined based on a rating of the participant’s performance; and (iv) all of the Company’s incentives plans are capped.

CORPORATE GOVERNANCE

The Board and management are committed to good corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board, including the Nominating and Governance Committee, and management review the Company’s corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002, the Dodd/Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, and the listing standards of NASDAQ. The Company maintains numerous good governance practices and policies, including:

•	a majority of the members of the Company’s Board are independent;

•	the Charter for each Committee of the Board is reviewed and, if warranted, amended on at least an annual basis;

•	all members of the Audit, Compensation, and Nominating and Governance Committees meet the appropriate tests for independence;

•	the Company has a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Conduct”) that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions, in addition to other ethics codes that apply to all officers and employees and to the Company’s directors; and

•	the Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections.

The Code of Conduct is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations. The Code of Conduct is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Senior Financial Officer Code of Conduct” under the “Corporate Governance” heading. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver, including any implicit waiver, from a provision of the Code of Conduct to its Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions, it will disclose the nature of such amendment or waiver on its website.

RELATED PARTY TRANSACTIONS POLICY

The Board has adopted a written Related Party Transactions Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $10,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Pursuant to the Policy, as amended in March 2010, the General Counsel will create a master list of related persons and distribute to persons responsible for purchasing goods or services for the Company to identify any related party transaction. Once a related party transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee is to consider all relevant facts and circumstances of the related party transaction available to the Audit Committee. The Audit Committee may approve only those related party transactions that are just and reasonable to the Company, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any of his or her immediate family is a related person.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with the Board as a whole or with specified individual directors of the Board, c/o Craig E. Gosselin, Secretary, Pacific Sunwear of California, Inc., 3450 East Miraloma Avenue, Anaheim, California 92806. All mail received will be opened and screened for security purposes. All communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and obviously frivolous or inappropriate communications will be forwarded. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as consumer complaints, will be forwarded to the appropriate executive. Any items not forwarded pursuant to this policy will be made available to any director who requests them. Mail addressed to a particular director or Board committee will be forwarded or delivered to that director or committee. Mail addressed to the “Board” will be forwarded or delivered to the Chairman of the Board. To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may place an anonymous, confidential, toll-free call in the United States to our Corporate Governance Hotline at (800) 850-9537. This hotline is accessible 24 hours a day, 7 days a week, 365 days a year.

OTHER MATTERS

Management does not know of any other matters to be presented at the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, a shareholder’s validly submitted proxy gives discretionary authority to the “proxies” named in the proxy card to vote on those matters according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or to submit their proxy electronically by telephone or over the Internet.

The form of proxy and this Proxy Statement have been approved by the Board and are being mailed and delivered to shareholders by its authority.

The Company’s Annual Report on Form 10-K for the year ended January 29, 2011, as filed with the SEC, is available free of charge on the Company’s website at www.pacsun.com and, upon request, a copy of the Report and any exhibits thereto will be furnished by the Company to any shareholder free of charge. Any shareholder desiring a copy should write to the Company at the address set forth on the cover page of this Proxy Statement, attention: Craig E. Gosselin, Senior Vice President, General Counsel and Human Resources, and Secretary.

BY ORDER OF THE BOARD OF DIRECTORS,

Craig E. Gosselin
Senior Vice President, General Counsel
and Human Resources, and Secretary

Anaheim, California
May 2, 2011

    3450 East Miraloma Avenue
     Anaheim, California 92806
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following Class I Director Nominees to serve until 2014:
1.	Election of Directors		For	Against	Abstain

01	Gary H. Schoenfeld		☐	☐	☐

02	Thomas M. Murnane		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012.		☐	☐	☐

3	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		3 years	2 years	1 year	Abstain

4	Approval, on an advisory basis, of the frequency of holding an advisory vote on compensation of the Company’s named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

NOTE: In their discretion, the persons named as proxies are authorized to vote upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

PACIFIC SUNWEAR OF CALIFORNIA, INC.
Annual Meeting of Shareholders
June 1, 2011 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned, a shareholder(s) of PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation (“the Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended January 29, 2011; and, revoking any proxy previously given, hereby constitutes and appoints Craig E. Gosselin and Michael Kaplan, and each of them, his or her true and lawful agents and proxies with the full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company be held at the principal executive offices of the Company located at Pacific Sunwear of California, Inc., 3450 East Miraloma Avenue Anaheim, CA 92806 on Wednesday, June 1, 2011, at 9:00 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "3 YEARS" ON PROPOSAL 4. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES WILL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Continued and to be signed on reverse side